UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant    [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to § 240.14a-12

Donaldson Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DONALDSON COMPANY, INC.

1400 West 94th Street

Minneapolis, Minnesota 55431-2370
www.donaldson.com

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:00 p.m. (local time) on Friday, November 21, 2008

PLACE:	Donaldson Company, Inc. Corporate Offices, Campus West, 2001 West 94th Street, Minneapolis, Minnesota 55431.

ITEMS OF BUSINESS:	(1)	To elect three directors;

(2)

To ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2009; and

(3)	To transact other business that properly comes before the meeting.

RECORD DATE:	You may vote if you are a stockholder of record at the close of business on September 23, 2008.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials you received for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the three different ways to vote your shares are found on the enclosed proxy card. You should vote by proxy even if you plan to attend the Annual Meeting. Your support is appreciated, and you are cordially invited to attend the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on November 21, 2008: Our 2008 Proxy Statement and our Fiscal 2008 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Norman C. Linnell Secretary

Dated: October 7, 2008

DONALDSON COMPANY, INC.

1400 West 94th Street

Minneapolis, Minnesota 55431

PROXY STATEMENT
Mailing Date: October 7, 2008

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1

Election of Directors

Three current directors, F. Guillaume Bastiaens, Janet M. Dolan, and Jeffrey Noddle, are recommended for election to the Board of Directors at the annual meeting. Information on the nominees is provided on page 7. Directors are elected for a three-year term so that approximately one-third are elected at each annual meeting of stockholders.

The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2009, and is requesting ratification by the stockholders.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive access to this Proxy Statement?

A:

Because the Board of Directors of Donaldson is soliciting proxies for use at the annual meeting to be held on November 21, 2008 and you are a Donaldson stockholder as of the close of business on the record date of September 23, 2008. Only stockholders of record are entitled to vote at the annual meeting and the Board of Directors is soliciting your proxy to vote at the meeting. We had 76,917,375 shares of common stock outstanding as of close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.

This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available the Proxy Statement and form of proxy to stockholders on or about October 7, 2008.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish proxy materials, including this Proxy Statement and our Fiscal 2008 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. By accessing and reviewing the proxy materials on the internet, you will save us the cost of printing and mailing these materials to you and reduce the impact of such printing and mailing on the environment. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.

Q:	What am I voting on and what does the Board recommend?

A:	1.	The election of three directors; and

2.	The ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2009.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record you may vote using any ONE of the methods:

1.	VOTE BY PHONE TOLL FREE 1-800-690-6903

2.	VOTE BY INTERNET — http://www.proxyvote.com

3.	VOTE BY PROMPTLY COMPLETING, SIGNING AND MAILING YOUR PROXY CARD (if you received paper copies of the proxy materials)

4.	VOTE BY CASTING YOUR VOTE IN PERSON AT THE MEETING

If you participate in the Donaldson Dividend Reinvestment Program open to all stockholders and administered by the transfer agent, your shares in that program have been added to your other holdings and are included in your proxy materials.

If you participate in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in that program have been added to your other holdings and are included in your proxy materials.

Q:	How do I vote if I hold stock through a Donaldson employee benefit plan?

A:

We have added the shares of common stock held by participants in Donaldson’s employee benefit plans to the participants’ other holdings shown on their proxy materials. Donaldson’s employee benefit plans are the Employee Stock Ownership Plan, the PAYSOP, and the Donaldson Company, Inc. Retirement Savings Plan (the “401(k) Plan”).

If you hold stock through Donaldson’s employee benefit plans, voting your proxy using one of methods 1–3 above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 18, 2008.

Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted.

Q	How do I vote if my shares are held in a brokerage account in my broker’s name (i.e., street name)?

If your shares are held in a brokerage account in your broker’s name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

Q:	What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

A:	It means that you have multiple accounts with banks or stockbrokers or with the transfer agent.

PLEASE VOTE ALL OF YOUR SHARES.

Q:	What if I change my mind after I vote my shares?

A:	You can revoke your proxy at any time before it is voted at the meeting by:

1.	Sending written notice of revocation to the Company Secretary;

2.	Submitting a properly signed proxy card with a later date;

3.	Voting by telephone or internet at a time following your prior telephone or internet vote; or

4.	Voting in person at the annual meeting.

Q:	How are the votes counted?

A:

For item (1), the election of directors, you may 1) vote for all of the nominees, 2) withhold your vote from all of the nominees or 3) withhold your vote from a specifically designated nominee. For item (2), the ratification of the appointment of our independent registered public accounting firm, you may vote (or abstain) by choosing For, Against or Abstain.

If you abstain from item (2), your shares will be counted as present at the meeting for the purposes of determining a quorum, and they will be treated as shares not voted on the specific proposal.

If you hold shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange (“NYSE”) Rules permit brokers discretionary authority to vote on items (1) and (2) if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote your street name shares, your broker has authority to vote on your behalf.

We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., which tabulates the votes received.

Q:	What if I do not specify how I want my shares voted?

A:

If you do not specify on your returned proxy card or through the telephone or internet prompts how you want to vote your shares, they will be voted FOR the election of all director nominees, and FOR the ratification of the appointment of the independent registered public accounting firm.

Q:	How many shares must be present to hold the meeting?

A:	A quorum must be present for the meeting to be valid. This means that at least a majority of the shares outstanding as of the record date must be present. We will count you as present if you:

1.	Have properly voted your proxy by telephone, internet or mailing of the proxy card; or

2.	Are present and vote in person at the meeting.

Q:	How many votes are needed to approve each item?

A:

The Bylaws were amended to change the voting standard for the election of directors in uncontested director elections from a plurality to a majority voting standard. A nominee for director in an uncontested election will be elected to the Board if the votes cast FOR such nominee’s election exceed fifty percent (50%) of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee include votes to withhold authority and exclude abstentions with respect to such nominee. Directors will be elected by a plurality vote at a stockholder meeting if (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in the Bylaws and (ii) such nomination has not been withdrawn by such stockholder prior to the tenth (10th) day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of shares entitled to vote and represented at the meeting in person or by proxy.

Q:	How will voting on any other business be conducted?

A:

We do not know of any business to be considered at the 2008 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is properly presented at the annual meeting, your shares will be voted by the holders of the proxies in their discretion.

Q:	Who may attend the meeting?

A:	All Donaldson stockholders of record as of the close of business on September 23, 2008 may attend.

Q:	Where do I find the voting results of the meeting?

A:	We will publish the voting results in our Form 10-Q for the second quarter of Fiscal 2009 to be filed with the SEC.

Q:	How do I submit a stockholder proposal?

A:

If you wish to include a proposal in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 9, 2009. Please send your proposal to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2009 annual meeting without having your proposal included in our Proxy Statement:

»	You must notify the Company Secretary of Donaldson Company, Inc. in writing between July 24, 2009 and August 23, 2009.

»

Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please write to the Company Secretary at the address shown above.

Q:	Who pays for the cost of proxy preparation and solicitation?

A:

Donaldson pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email and the internet. In addition, our directors, officers and regular employees may solicit proxies by email, telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

SECURITY OWNERSHIP

Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 23, 2008:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	5,547,600(2)	7.2

________________________

(1)

Fidelity Management Trust Company, as the trustee of the Company’s Retirement Savings Plan - 401(k) Profit Sharing and ESOP/PAYSOP Plan, held 6,052,385 shares, or 7.9%, of the Company’s common stock as of September 23, 2008. Fidelity disclaims beneficial ownership of the shares claiming that it holds the shares solely for the benefit of the employee participants, and that it does not have the power to vote or dispose of those shares except as directed by the employee participants. Fidelity’s business address is 82 Devonshire Street, Boston, MA, 02109.

(2)

Based on information provided in a Schedule 13G filed with the SEC on January 24, 2008, Columbia Wanger Asset Management, L.P., an investment advisor, reported that it has sole power to dispose of or direct the disposition of 5,547,600 shares, sole power to vote or direct the vote of 5,177,600 shares and shared power to vote or direct the vote of 370,000 shares.

The following table shows information regarding the beneficial ownership of the Company’s common stock and information concerning deferred restricted stock units, deferred share units under stock option exercises and phantom stock units beneficially owned, as of September 23, 2008, by each director, each of the Named Executive Officers (as identified on page 29) and all executive officers and directors of the Company as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to options exercisable within 60 days of September 23, 2008. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Shares (1)(2)(3)(4)(5)	Percent of Common Shares	Deferred Stock Units Included in Total Amount Column (3)	Exercisable Options Included in Total Amount Column
William M. Cook	971,071	1.3	242,385	521,030
Thomas R.VerHage	115,799	*	28,552	60,500
Lowell F. Schwab	423,950	*	44,683	205,059
Charles J. McMurray	147,743	*	12,734	82,000
Sandra N. Joppa	43,847	*	15,634	20,500
Jack W. Eugster	102,773	*	—	50,678
Janet M. Dolan	107,789	*	—	64,800
F. Guillaume Bastiaens	96,336	*	—	72,000
John F. Grundhofer	85,979	*	—	36,000
Jeffrey Noddle	75,511	*	—	57,600
Paul D. Miller	58,679	*	—	48,692
John P. Wiehoff	45,058	*	—	36,000
Michael J. Hoffman	26,619	*	—	21,600
Willard D. Oberton	16,642	*	—	14,400
Directors and Executive Officers as a Group	2,777,830	3.6	356,439	1,580,214

__________________

*Less than 1%

(1)

Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column.

(2)

Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Cook, 44,155 shares; VerHage, 13 shares; Schwab, 21,856 shares; McMurray, 21,330 shares; Joppa, 1,400 shares; all directors and officers as a group, 138,173 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Cook, 11,724 shares; VerHage, 74 shares; Schwab, 6,535 shares; McMurray, 1,418 shares; Joppa, 293 shares; all directors and officers as a group, 23,426 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.

(3)

Deferred stock units that have vested and been deferred are included in the beneficial ownership totals and in the percent of ownership (columns 1 and 2), however, the beneficial owner has no voting or investment power. The Deferred Stock Units column includes phantom stock units allocated to employees earning in excess of the limits established by the Internal Revenue Code for the qualified Employee Stock Ownership Plan that distributed shares in trust for employees during the period from 1987 to 1996. ESOP phantom stock units are held by the Named Executive Officers in the following amounts: Cook, 5,404 units; VerHage, 0 units; Schwab, 6,497 units; McMurray, 0 units; Joppa, 0 units; all directors and officers as a group, 12,730 units.

The Deferred Stock Units column also includes deferred restricted stock units under the Deferred Compensation and 401(k) Excess Plan. Deferred restricted stock units are held by the Named Executive Officers in the following amounts: Cook, 25,441 units; VerHage, 0 units; Schwab, 0 units; McMurray, 0 units; Joppa, 0 units; all directors and officers as a group, 25,441 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for exercises of stock options where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock option gain units are held by the Named Executive Officers in the following amounts: Cook, 126,817 units; VerHage, 0 units; Schwab, 12,543 units; McMurray, 0 units; Joppa, 0 units; all directors and officers as a group, 139,360 units.

The Deferred Stock Units column also includes deferred stock units under the Deferred Compensation and 401(k) Excess Plan for deferral of shares awarded under the long term compensation plan under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan, where the executive has previously elected to defer the receipt of the underlying shares. Deferred stock units are held by the Named Executive Officers in the following amounts: Cook, 84,724 units; VerHage, 28,552 units; Schwab, 25,642 units; McMurray, 12,734 units; Joppa, 15,634 units; and all directors and officers as a group, 178,908 units.

(4)

Includes the following shares held in the non-employee director’s deferred stock account trust: Eugster, 25,819 shares; Dolan, 22,931 shares; Bastiaens, 7,026 shares; Grundhofer, 21,369 shares; Noddle, 16,481 shares; Miller 9,587 shares; Wiehoff, 8,858 shares; Hoffman 5,019 shares; Oberton, 1,242 shares; all directors and officers as a group, 118,332 shares. Voting of shares held in the deferred stock account trust is passed through to the participants.

(5)	Includes 26,770 shares held in a trust of which Mr. Grundhofer is a trustee and has shared voting and investment power.

ITEM 1: ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Mr. Bastiaens, Ms. Dolan, and Mr. Noddle expire at the annual meeting.

The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominees and such other person, if any, as they may determine.

The Board of Directors recommends that stockholders vote FOR the election of each director nominee.

The table on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

Name	Principal Occupation and Business Experience
Terms Expiring in 2008:

F. Guillaume Bastiaens Age – 65 Director since 1995	Retired Vice Chairman (1998–2008) of Cargill, Inc., a provider of food, agricultural and risk management products and services. Also a director of The Mosaic Company.

Janet M. Dolan Age – 58 Director since 1996

President of Act III Enterprises, a consulting services company, since 2005. Retired Chief Executive Officer (1999–2005) and President (1998–2005) of Tennant Company, a manufacturer of indoor and outdoor cleaning solutions and specialty coatings. Also, a director of The Travelers Companies, Inc.

Jeffrey Noddle Age – 62 Director since 2000

Chairman and Chief Executive Officer (2002) of SUPERVALU INC., a food retailer and provider of distribution and logistics support services. Previously, President (2001–2005). Also a director of Ameriprise Financial, Inc.

Name	Principal Occupation and Business Experience
Terms Expiring in 2009:

Jack W. Eugster Age – 62 Director since 1993

Retired Non-Executive Chairman (2001–2005) of Shopko Stores, Inc., a retail products company. Retired Chairman, Chief Executive Officer and President (1986–2001) of Musicland Stores Corporation, a retail consumer products company. Also a director of Graco, Inc. and Black Hills Corporation.

John F. Grundhofer Age – 69 Director since 1997

Retired Chairman (1990–1997 and 1999–2002), Chief Executive Officer (1990–2001) and President (1990–1999 and 2000–2001) of U.S. Bancorp, a financial services provider. Also a director of Securian Financial Group, Inc., BJ’s Restaurants, Inc., and Capmark Financial Group, Inc.

Admiral Paul David Miller Age – 66 Director since 2001

Retired Chairman of ATK (Alliant Techsystems Inc.), an aerospace and defense company. Previously, Chairman (1999–2005) and Chief Executive Officer (1999– 2003) and President of ATK (2000–2001). Prior to his retirement from the U.S. Navy following a 30-year career, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander-Atlantic. Also a director of Teledyne Technologies, Incorporated.

Name	Principal Occupation and Business Experience
Terms Expiring in 2010:

William M. Cook Age – 55 Director since 2004

Chairman (2005), Chief Executive Officer and President of the Company since August 2004. Previously, Senior Vice President and Chief Financial Officer (2001–2004); Senior Vice President, International; and Senior Vice President, Commercial and Industrial (1996–2000).

Michael J. Hoffman Age – 53 Director since 2005

Chairman (2006), Chief Executive Officer (2005) and President (2004) of The Toro Company, a provider of outdoor maintenance and beautification products. Previously, Group Vice President (2001–2004); Vice President and General Manager (2000–2001).

Willard D. Oberton Age – 50 Director since 2007

Chief Executive Officer (2002) and President (2001) of Fastenal Company, an industrial and construction supplies company. Previously, Chief Operating Officer (1997–2002) and Executive Vice President (2000–2001).

John P. Wiehoff Age – 47 Director since 2003	Chairman (2007), Chief Executive Officer (2002) and President (1999) of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company. Also a director of Polaris Industries, Inc.

CORPORATE GOVERNANCE

Board Oversight and Director Independence

Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The listing standards of the NYSE require that a majority of our directors be independent, and that our Corporate Governance, Audit and Human Resources Committees be comprised entirely of independent directors.

The Board has established the following independence standards consistent with the current listing standards of the NYSE for determining independence:

•	A director will not be considered independent if, within the preceding three years:

o	The director was an employee of Donaldson, or an immediate family member of the director was an executive officer of Donaldson;

o

The director or an immediate family member of the director has received during any 12-month period more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service to us);

o	An executive officer of Donaldson was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer;

o

The director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with us and the annual revenue derived from that business by either company exceeds the greater of (i) $1,000,000 or (ii) 2% of the annual gross revenues of such company; or

o	The director or an immediate family member of the director has been affiliated with or employed in a professional capacity by our independent registered public accounting firm.

The Board has reviewed the transactions between each of our non-employee directors and the Company, including those companies where directors serve as an officer. Each of those transactions was significantly below the thresholds and all were in the ordinary course of business. Based on this review, the Board has determined that every director, with the exception of Mr. Cook who is an employee director, (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and our Board-approved independence standards and (iii) is independent. The Board also has determined that every member of its Corporate Governance, Audit and Human Resources Committees is an independent director. In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with the Company and its management.

Policy and Procedures Regarding Transactions with Related Persons

Our Board of Directors, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing, approving or ratifying transactions with certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or executive officers of the Company, certain stockholders and members of their immediate family.

Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest. Certain types of transactions have been evaluated and preapproved by the Board under the policy:

•	Any transaction in the ordinary course of business in which the aggregate amount involved will not exceed $120,000;

•	Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis;

•

Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.

Meetings and Committees of the Board of Directors

There were six meetings of the Board of Directors in Fiscal 2008. Each director attended at least 75% of the aggregate of all meetings of the Board and its committees on which she or he served during the year, with the exception of John Grundhofer who attended 73% of such meetings. It also is our policy that directors are expected to attend our annual stockholder meetings. Last year, 9 out of 10 individuals then serving as directors attended the annual meeting of stockholders.

The Board of Directors has three committees:

•	Audit Committee

•	Human Resources Committee

•	Corporate Governance Committee

Each of the Board committees has a written charter, approved by the Board, establishing the authority and responsibilities of the committee. Each committee’s charter is posted on the Investor Relations page of our website at www.donaldson.com under the “Corporate Governance” caption and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631. The following tables provide a summary of each committee’s key areas of oversight, the number of meetings of each committee during the last fiscal year and the names of the directors currently serving on each committee.

Audit Committee

Responsibilities		Number of Meetings in Fiscal 2008: 8
•	Appoints and replaces the independent registered public accounting firm, and oversees the work of the independent auditor.	Directors who serve on the committee: Jack W. Eugster, Chair Janet M. Dolan Michael J. Hoffman Paul David Miller Jeffrey Noddle John P. Wiehoff

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent auditor, including related fees.

•

Reviews with management and the independent auditor our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in Donaldson’s Annual Report on Form 10-K.

•	Reviews with management and the independent auditor our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent auditor significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with the independent auditor our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s policies with respect to risk assessment and risk management.

•	Reviews the appointment, performance and replacement of the senior internal audit executive and reviews the CEO and CFO’s certification of internal controls and disclosure controls.

•	Reviews Donaldson’s compliance programs and procedures for the receipt, retention and handling of complaints regarding accounting, internal controls and auditing matters.

Human Resources Committee

Responsibilities		Number of Meetings in Fiscal 2008: 3
•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance and determines the CEO’s compensation based on this evaluation.	Directors who serve on the committee: Jeffrey Noddle, Chair F. Guillaume Bastiaens Jack W. Eugster John F. Grundhofer Willard D. Oberton John P. Wiehoff

•	Reviews and approves executive compensation plans and all equity-based plans.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our executive officers.

•	Reviews and recommends the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Form 10-K.

Corporate Governance Committee

Responsibilities		Number of Meetings in Fiscal 2008: 2
•	Reviews and establishes the process for the selection of director candidates and director qualification standards.	Directors who serve on the committee: John F. Grundhofer, Chair F. Guillaume Bastiaens Janet M. Dolan Michael J. Hoffman Paul David Miller Willard D. Oberton

•	Reviews and establishes the process for the consideration of director candidates recommended by stockholders and recommends candidates for election to the Board.

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends the size, composition and responsibilities of all Board committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual Board’s self-evaluation process.

•	Reviews and recommends to the Board the compensation paid to the independent, non-employee directors.

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and committee structure and process, Board evaluations, director education, CEO evaluation, management succession planning and conflicts of interest. The complete text of the guidelines is available on the Investor Relations page of our website at www.donaldson.com under the Corporate Governance caption and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Code of Business Conduct and Ethics

All of our directors and employees, including our chief executive officer, chief financial officer, chief accounting officer and other senior executives, are required to comply with our code of business conduct and ethics to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to Donaldson’s attention through management, Donaldson’s Compliance Committee or Donaldson’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations is available at www.donaldson.com.

The full text of our code of business conduct and ethics is posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance and is available in print to stockholders who mail a request to the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299 or call 952-887-3631.

Board Composition and Qualifications

Our Corporate Governance Committee oversees the process for identifying and evaluating candidates for the Board of Directors. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. General and specific guidelines for director selection and qualification standards are detailed in the Corporate Governance Guidelines. The Corporate Governance Committee will consider nominations from stockholders under these standards if the nominations are timely received as described in this proxy statement.

Director Selection Process

The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than fifteen directors and that the number of directors may be fixed from time to time by the affirming vote of a majority of the directors. The Board of Directors has fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. Based on advice from the Corporate Governance Committee, each year the Board will recommend a slate of directors to be presented for election at the annual meeting of stockholders.

The Corporate Governance Committee will consider candidates submitted by members of the Board, executives and our stockholders, and the Committee will review such candidates in accordance with our Bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements. The Corporate Governance Committee’s process includes the consideration of the qualities listed in the Corporate Governance Guidelines, including that Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Corporate Governance Committee reviews and discusses director candidates on a regular basis at its Committee meetings. In recommending candidates for nomination by the Board as a Director of Donaldson, the Corporate Governance Committee will consider appropriate criteria including current or recent experience as a Chairman of the Board, Chief Executive Officer or other senior executive officer; business expertise and diversity; and general criteria such as independence, ethical standards, a proven record of accomplishment, and the ability to provide valuable perspectives and meaningful oversight. Candidates recommended by stockholders are evaluated in accordance with the same criteria and using the same procedures as candidates submitted by Board members or the Chief Executive Officer.

Our Bylaws provide that if a stockholder proposes to nominate a candidate at the annual meeting of stockholders, the stockholder must give written notice of the nomination to our Corporate Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable annual meeting. The stockholder must attend the meeting in person or by proxy. The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). No stockholders submitted director nominations in connection with this year’s meeting.

Independent Director Executive Sessions and Evaluations

The Chair of our Corporate Governance Committee, John F. Grundhofer, currently is designated to preside over all meetings or executive sessions of the independent directors. Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board committees regularly meet in executive session without management. The Board and each Committee conducted an evaluation of its performance in Fiscal 2008.

Communications with Directors

The Donaldson Company Compliance Helpline is in place for our employees and others to direct their concerns to the Audit Committee, including on a confidential and anonymous basis, regarding accounting, internal accounting controls and auditing matters.

In addition, we have adopted procedures for our stockholders, employees and other interested parties to communicate with the independent members of the Board of Directors. You should communicate by writing to the Chair of the Audit Committee, the Chair of the Corporate Governance Committee or the independent directors as a group in the care of the office of the Company Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.

Written communications about accounting, internal accounting controls and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board of Directors also are posted on the Investor Relations page of our website at www.donaldson.com under Corporate Governance.

Audit Committee Expertise; Complaint-Handling Procedures

In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated John P. Wiehoff as the “audit committee financial expert” as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis, through Donaldson’s compliance helpline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified non-employee directors and to provide equity-based compensation in order to tie director compensation to our stockholders’ interests. Directors are subject to a stock ownership requirement to own shares equal to five times their annual retainer within five years of their election as a director. Non-employee director compensation is comprised of annual retainers, meeting fees and an annual stock option grant.

Our Corporate Governance Committee assists the Board of Directors in providing oversight on director compensation. The Committee oversees, reviews, and reports to the Board on director compensation. The Corporate Governance Committee annually reviews competitive market data for non-employee director compensation and makes recommendations to the Board of Directors for its approval. The Committee is assisted in performing its duties by our Human Resources Department, and when needed, outside executive compensation consultants. The Committee engaged Towers Perrin to conduct a review of the director compensation program during Fiscal 2008. The information was presented to the Committee along with information based on an internal review of our director compensation by the Human Resource Department.

In its review, Towers Perrin provided information regarding market practices and trends and analyzed competitive market data from a selected peer group of companies. This peer group was consistent with the peer group Towers Perrin used for the executive compensation review (see the Compensation Process section of the Compensation Discussion and Analysis for additional details). Overall, Towers Perrin’s review showed that our director compensation program is aligned with market trends and that director pay was directionally aligned with our size in relation to the peer group. Cash compensation is approximately at the median of the peer group and equity compensation is approximately at the 75th percentile of the peer group.

Annual Retainer

Non-employee directors receive an annual retainer of $38,000. Thirty percent of the annual retainer is automatically deferred into a deferred stock account. The number of shares of stock deferred is equal to the amount of the retainer deferred divided by the stock price on the date of the retainer payment, which is January 1st. The remainder of the retainer is paid in cash unless the director elects, prior to the year the retainer is paid, to defer all or a portion of the remaining retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

The Chairs of the board committees receive an annual retainer as follows:

•	$10,000 for the Audit Committee Chair

•	$8,500 for the Human Resources Committee Chair

•	$7,500 for the Corporate Governance Committee Chair

These retainers are also paid in cash unless the director elects to defer all or a portion of the retainer into the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors.

Meeting Fees

Non-employee directors receive $2,500 for each Board meeting attended. Members of the board committees receive the following meeting fees for each committee meeting:

•	$1,500 for Audit Committee meetings

•	$1,000 for Human Resources Committee meetings

•	$1,000 for Corporate Governance Committee meetings

Non-employee directors can elect to receive the fees in cash, deferred cash or deferred stock. For those electing to receive deferred stock for their meeting fees, shares are deferred into the deferred stock account effective December 31st and June 30th of each year. The number of shares of stock deferred is equal to the amount of the meeting fees divided by the stock price on the effective date or on the previous business day if the effective date falls on a holiday or weekend.

Stock Options

The Company’s Non-Qualified Stock Option Program for Non-Employee Directors provides an annual grant of a non-qualified stock option of 7,200 shares of Common Stock to each non-employee director who is a member of the Board on the first business day following January 1 of each year. The annual grant date in Fiscal 2008 was January 2, 2008. The grant price is the closing stock price on the date of grant. The options are fully vested at the date of grant and have a ten year term. The option awards granted from 1998 through 2004 include a “reload option” that has the same features as the reload options granted to executive officers. The reload grant features are described in the Compensation and Discussion Analysis section under the Stock Option description.

Deferred Compensation

The Company sponsors the Donaldson Company, Inc. Compensation Plan for Non-Employee Directors, a non-qualified deferred compensation plan. The Plan permits the directors to elect to receive their annual retainers and meeting fees in one or more of the following methods:

•	In cash on a current basis;

•	In cash on a deferred basis (deferred cash account); or

•	In Company stock on a deferred basis (deferred stock account).

Annual retainers are paid on January 1st. As predetermined by the Board, the number of shares deferred into the deferred stock account for the annual retainers is equal to the amount of the retainer deferred divided by the closing stock price on previous business day.

Meeting fees are paid on December 31st and June 30th.As determined by the Board, the number of shares of stock deferred into the deferred stock account for meeting fees is equal to the amount of the meeting fees elected to be deferred divided by the closing stock price on December 31st and June 30th or the previous business day if it falls on a holiday or weekend.

Any amount deferred into a deferred cash account will be credited with interest at a rate equal to the ten-year treasury bills rate plus two percent.

The amounts deferred into a deferred stock account will be credited with any quarterly dividends paid on the Company’s Common Stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the director’s account. The Common Stock will be distributed to each director following retirement pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors, and become irrevocable in the event of a “Change in Control” as defined under the 1991 Master Stock Compensation Plan and the 2001 Master Stock Incentive Plan.

The Fiscal 2008 compensation for our non-employee directors is shown in the following table.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)		Non-qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
F. Guillaume Bastiaens	45,600	11,399	101,130		—	3,742	161,871
Janet M. Dolan	32,017	36,982	101,130		—	2,040	172,169
Jack W. Eugster	12,000	66,475	121,897	(4)	916	5,397	206,685
John F. Grundhofer	—	59,464	101,130		—	773	161,367
Michael J. Hoffman	—	66,956	101,130		—	—	168,086
Paul David Miller	29,000	37,994	101,130		—	—	168,124
Jeffrey Noddle	—	73,568	101,130		—	—	174,698
Willard D. Oberton	27,500	27,528	101,130		—	—	156,158
John P. Wiehoff	—	67,993	101,130		—	—	169,123

(1)

The column shows the portion of the 70% of the annual retainer, the additional retainer for chairs of a Board committee, and the meeting fees that each director has elected to receive cash. Each director had the option to elect to receive these amounts in cash, deferred cash, or a deferred stock award. The amount in this column for Mr. Eugster was deferred into a deferred cash account.

(2)

This column represents the compensation costs for financial reporting purposes under SFAS 123(R) as well as the grant date fair value of deferred stock awards granted to non-employee directors during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. This column includes the 30% of the annual retainer that is payable in a deferred stock award. It also includes all or a portion of the additional 70% of the annual retainer, chair retainers and meeting fees which the directors elected to receive in a deferred stock award.

The Fiscal 2008 deferred stock awards for meeting fees were made effective December 31, 2007 and June 30, 2008, the dates previously established by the Board of Directors. The valuation for those awards was the closing market price of the stock on those dates. The Fiscal 2008 deferred stock award for the annual retainers was made effective January 1, 2008, the date previously established by the Board of Directors. The valuation for that award was the closing market price of the stock on the previous business day, December 31, 2007.

The following directors elected to receive part or all of their remaining fees in deferred stock awards: Dolan, Eugster, Grundhofer, Hoffman, Miller, Noddle, Oberton and Wiehoff.

The following directors held deferred stock awards that are vested and will be paid out at the deferral election date made by the director as of July 31, 2008:

•	Bastiaens	7,008 units
•	Dolan	22,871 units
•	Eugster	25,752 units
•	Grundhofer	21,313 units
•	Hoffman	5,006 units
•	Miller	9,562 units
•	Noddle	16,438 units
•	Oberton	1,239 units
•	Wiehoff	8,835 units

(3)

This column represents the compensation costs for financial reporting purposes under SFAS 123(R) as well as the grant date fair value of stock option awards granted to non-employee directors during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. This represents the SFAS 123(R) Fair Market Value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2008. The Fiscal 2008 stock option awards for our non-employee directors were made on January 2, 2008, the grant date previously established by the Board of Directors. The grant price for those options was the closing market price of the stock on that date.

The following directors held stock options that are fully vested as of July 31, 2008:

•	Bastiaens	72,000 options
•	Dolan	64,800 options
•	Eugster	50,678 options
•	Grundhofer	36,000 options
•	Hoffman	21,600 options
•	Miller	48,692 options
•	Noddle	57,600 options
•	Oberton	14,400 options
•	Wiehoff	36,000 options

(4)

This amount includes the compensation costs for financial reporting purposes under SFAS 123(R) of $20,767 due to reload options granted on September 20, 2007, November 28, 2007 and May 29, 2008 for Mr. Eugster.

(5)	Includes interest earnings on deferred cash compensation.

(6)

This column represents the amount of cash dividends paid on previously granted restricted stock awards last made to non-employee directors in 1997. The following directors hold restricted stock that vests upon normal retirement from the Board, subject to the approval of the Board:

•	Bastiaens	8,910 shares
•	Dolan	4,858 shares
•	Eugster	12,850 shares
•	Grundhofer	1,840 shares

AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2008.

The Audit Committee of the Board of Directors is composed entirely of independent, non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that John P. Wiehoff is an audit committee financial expert, as defined by the rules of the SEC.

The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process and internal controls. The Audit Committee formally met eight times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee reviewed and discussed Donaldson’s Fiscal 2008 audited financial statements with management, the internal auditor and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. The Audit Committee also met separately with the internal auditor and the independent registered public accounting firm to discuss and review those financial statements prior to issuance. Management has represented and PricewaterhouseCoopers LLP has confirmed in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition of Donaldson.

The Audit Committee also received from, and discussed with, PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to PricewaterhouseCoopers LLP independence from Donaldson. The Committee also reviewed and considered under its pre-approval policy, the compatibility of the independent registered public accounting firm’s performance of non-audit services with the maintenance of its independence as the Company’s independent registered public accounting firm. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on

Auditing Standards No. 114, Auditor’s Communications with Those Charged with Governance, which includes, among other items, matters related to the conduct of the audit of Donaldson’s financial statements.

Based on the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008.

Members of the Audit Committee

Jack W. Eugster, Chair

Janet M. Dolan

Michael J. Hoffman

Paul David Miller

Jeffrey Noddle

John P. Wiehoff

Information Regarding the Independent Registered Public Accounting Firm

Independent Auditors Fees

The aggregate fees billed to the Company for Fiscal 2008 and Fiscal 2007 by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2008	Fiscal 2007
Audit Fees	$2,183,916	$2,217,396
Audit-Related Fees	15,181	6,700
Tax Fees	4,890	174,228
All Other Fees	3,000	2,250
Total Fees	$2,206,987	$2,400,574

Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax Fees include professional services for tax returns, advice and planning. All Other Fees include a license fee for technical materials.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during Fiscal 2008 and Fiscal 2007, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as Donaldson Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2009. PricewaterhouseCoopers LLP has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PricewaterhouseCoopers, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2009 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent auditor, may in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending July 31, 2009.

COMPENSATION COMMITTEE REPORT

The Human Resources Committee of the Board of Directors of Donaldson, acting in its capacity as the Compensation Committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2008.

SUBMITTED BY THE HUMAN RESOURCES COMMITTEE

Jeffrey Noddle, Chair

F. Guillaume Bastiaens

Jack W. Eugster

John F. Grundhofer

Willard D. Oberton

John P. Wiehoff

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information on Donaldson’s executive compensation program and the compensation awarded to our Named Executive Officers during Fiscal 2008. This discussion should be reviewed in conjunction with the tables and narratives that follow it.

EXECUTIVE COMPENSATION PHILOSOPHY

Donaldson’s financial objective is to create long-term shareholder value through superior share price appreciation and consistent earnings growth. The compensation program for our executives is designed and regularly reviewed to ensure that it is closely tied to that objective and to our shareholders’ interests.

The key principles of our executive compensation strategy include:

•	Aligning our compensation to financial measures that balance both annual results and long-term strategic decisions

•	Emphasizing pay outcomes and Company performance by placing a significant portion of pay at risk

•	Targeting total compensation by comparison to proxy disclosure data for our established peer group as recommended by an outside independent consultant

•	Providing significant amounts of equity-based compensation in order to tie our executive compensation program to our shareholders’ interests

•	Requiring significant stock ownership by our executive officers

The key objectives of our executive compensation program are:

•	Aligning the interests of our executives with the long-term interests of our shareholders

•	Providing competitive pay which enables us to attract, retain, and motivate top leadership talent

•	Focusing leadership attention on delivering business segment and overall Company performance

•	Increasing shareholder value

We believe that our executive compensation program, which follows the principles and objectives listed above, assists Donaldson in retaining a strong executive leadership team which works together to create shareholder value.

COMPENSATION PROCESS

The Human Resources Committee (“Committee”) assists the Board of Directors in providing oversight on executive compensation. The Committee reviews and approves our overall compensation philosophy, strategy and policies and annually determines the compensation of our executive officers. For more information on the Committee, refer to the “Meetings and Committees of the Board of Directors” section of this Proxy Statement.

The Committee is assisted in performing its duties by our Human Resources Department, the CEO, and when needed, outside independent executive compensation consultants. Our current practice is to engage an outside executive compensation consultant to conduct a complete review of our executive compensation program every three years.

During Fiscal 2008, the Committee engaged Towers Perrin, a nationally known consulting firm, to complete this review. Towers Perrin has also been hired periodically by Donaldson management to consult on the Company’s benefit programs.

Towers Perrin conducted a complete review of our executive compensation program which included a market review of our program against a peer group of 25 companies. The peer group is reviewed annually by the Committee. For Fiscal 2008, upon consultation with Towers Perrin, the Committee reduced the size of the peer group from 40 companies to what the Committee believes is a more appropriate size of 25 companies. The peer group consists of publicly traded companies in the manufacturing industry with median revenue approximating that of Donaldson. This peer group is intended to be representative of the market in which Donaldson competes for executive talent. The peer group consists of the following 25 companies:

Actuant Corporation	IDEX Corporation	Standard Motor Products, Inc.
AMETEK, Inc.	Kennametal Inc.	Teleflex, Inc.
Briggs & Stratton Corporation	Modine Manufacturing Co.	Teradyne Inc.
CLARCOR Inc.	Pall Corporation	Thomas & Betts Corporation
Crane Company	Pentair, Inc.	Toro Company
Federal Signal Corporation	Polaris Industries, Inc.	Wabash National, Corporation
H B Fuller Company	Regal-Beloit Corporation	Watts Water Technologies, Inc.
Graco Inc.	Snap-On Inc.	Winnebago Industries, Inc.
Hubbell Inc.

Published surveys and market data from this peer group are used to target base salary, incentives, and total compensation for our executives. Base salary and total compensation is targeted at the 50th percentile of the peer group.

In this review, Towers Perrin provided information regarding market practices and trends and made specific recommendations for changes to plan designs and policies consistent with the philosophies and objectives of our executive compensation program. The results and recommendations of the Towers Perrin review were presented to the Committee at its December 4, 2007 meeting. According to Towers Perrin’s review, as a whole our executive compensation program was meeting the objectives and goals that have been established by the Committee and the Board of Directors. Towers Perrin did make recommendations to the Committee based on market data and trends for changes to some of the specific compensation elements in the program. The Committee reviewed these recommendations and made changes to specific compensation elements which will be noted in the following discussion of those compensation elements.

The Committee reviews tally sheets which detail the value of each element of the executive’s compensation. Each tally sheet also summarizes retirement benefits. The tally sheets help the Committee track the executive officer’s total direct compensation and the value of future payouts under the retirement and non-qualified deferred compensation plans. It is the intention of the Committee and a key principle of our executive compensation program that a significant portion of an executive’s total direct compensation be at-risk and the portion of at-risk compensation should increase by level of position in the Company. For Fiscal 2008, the target at-risk portion of total direct compensation was approximately 70% for our CEO, 65% for Senior Vice Presidents, 60% for our CFO, and 55% for Vice Presidents.

Cash Compensation

Cash compensation consists of base salary and an annual cash incentive. Each year the CEO completes performance reviews for the Company’s executive officers. The CEO utilizes the performance information, as well as the market benchmark data provided in the Towers Perrin review for such positions, to determine base salary recommendations to the Committee for the Company’s executive officers. The Committee discusses this information with the CEO, finalizes base salaries for the other executive officers, and approves the annual incentive plan for these executive officers.

The Chairman of the Committee conducts the CEO’s annual performance review with input from the entire Board. The Committee utilizes performance information, as well as the benchmark data, to determine the CEO’s base salary and approve the CEO’s annual incentive plan.

Equity Compensation

Equity compensation consists of stock options, long-term compensation awards, and restricted stock. Our CEO presents equity grant recommendations to the Committee for our executive officers under our Long-Term Compensation Plan, stock option grants and restricted stock (see the Executive Compensation Program Elements section for details on how these amounts are determined). The Committee reviews and approves the awards to the executive officers and determines and approves the CEO’s equity awards.

At the December Committee meeting, the annual stock option grants for each of the executive officers are determined and approved by the Committee. The date of the grant is the date of the Committee meeting and the grant price is the closing share price on the date of the Committee meeting.

EXECUTIVE COMPENSATION PROGRAM ELEMENTS

The primary elements of our executive compensation program for Fiscal 2008 were:

•	Base Salary

•	Annual Cash Incentives

•	Long-Term Equity Incentives in the form of long-term compensation awards, stock options, and restricted stock

•	Benefits

•	Perquisites

•	Change in Control Agreements

Base Salary

The base salaries paid to our executives are designed to provide a market competitive level of compensation to each executive based on position, scope of responsibility, business and leadership experience, and performance. Base salaries are the least variable element of compensation and are not subject to the Company’s performance. Base salaries are targeted at the 50th percentile of our peer group. Prior to the beginning of each calendar year, executive officers may choose to defer up to 75% of their base salary into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan, which is discussed further under the Deferred Compensation tables and narrative.

At the December 4, 2007 Committee meeting, the base salary review and recommendations were completed based on market recommendations from the Towers Perrin review, performance reviews, and the CEO’s recommendations for our other executive officers. Based on such information and on our CEO’s own recommendation, the Committee decided to maintain our CEO’s base salary at the current level of $700,000. Based on the market data for each position and on each individual’s performance, the Committee approved base salary increases effective January 1, 2008 for the other Named Executive Officers ranging from 3.0% to 6.5%.

Annual Cash Incentive

The annual cash incentive award is designed to reward officers for their contributions toward the Company’s achievement of specific goals and to link the interests of our officers with the Company’s business and financial plans. This incentive compensation element focuses attention on business performance and provides a significant “at risk” variable component of our competitive total compensation package.

Each year, the Committee establishes the annual cash incentive target opportunities as a percentage of base salary. For Fiscal 2008, based on market data, the annual cash incentive target opportunity for our Named Executive Officers ranged from 40% to 80% of base salary at a target level of performance, based on position. The maximum annual cash incentive potential payout for achievement at or above the maximum performance targets is 200% of the target opportunity, which ranged from 80% to 160% of base salary.

Performance Goals. Predetermined performance measures and goals are set by the Committee each year. The annual cash incentive awards are calculated based on predetermined ranges for the achievement of the established performance measures. The goals reflect our strong performance-based philosophy and the Committee believes the measures chosen are key to our financial success. Payouts can range from 0% to 200% of the target award based on attainment of business segment and/or Company predetermined financial goals. The plan is designed so that the maximum is earned when the results exceed the Company’s goals by a predetermined amount.

The annual cash incentive is designed to align our executive officers with our shareholders’ interests by having a significant portion of the incentive based on record earnings per share (EPS) achievement. For Fiscal 2008, 95% of the CEO cash incentive and 50% of the other executive officers’ cash incentive was based on achievement of record EPS. The Committee reviews and approves the range of the payouts above the attainment of record EPS each year. For Fiscal 2008, the target goal for EPS was $2.01, a 10% increase over the Fiscal 2007 record EPS of $1.83. Actual EPS achievement for Fiscal 2008 was $2.12.

For Fiscal 2008, the financial performance measures and the percentage of the incentive based on these measures as established by the Committee were as follows:

Performance Measure	CEO	All other Executive Officers
Earnings per Share (EPS)	95%	50%
Net Sales		10%
Return on Investment (ROI)		15%
Net Operating Profit after tax		20%
Diversity in Management	5%	5%

Annual cash incentive awards for Named Executive Officers with corporate responsibility are based on overall Company financial results for return on investment (ROI) and Industrial business segment and Engine business segment results for net sales and net operating profit after tax. The annual cash incentive awards for Named Executive Officers with business segment responsibility are based on their specific business segment results for net sales, ROI and net operating profit after tax, as well as overall Company results.

The net sales performance measure for our Named Executive Officers is based on attaining a record amount of net sales for the applicable business segment. The range of payments above the attainment of record net sales is established and preapproved by the Committee. For Fiscal 2008, the net sales target for both the Engine and Industrial business segments were a 5% increase over the previous record amount of sales. The actual increase in net sales for Fiscal 2008 was 13.4% for our Engine business segment and 20.2% for our Industrial business segment.

For Fiscal 2008, the ROI performance measure target for the Company was 15%. As established by the Committee, a business segment may have a higher ROI target based on the dynamics of the particular business. For Fiscal 2008, the worldwide ROI target for our Engine and Industrial business segments ranged between 15% and 24%. The actual ROI achieved for Fiscal 2008 was 19.6% for the Company and the ROI targets were achieved for both our Engine and Industrial business segments.

The net operating profit after tax (NOPAT) target measure is based on our annual planned NOPAT as established and approved by the Board of Directors. For Fiscal 2008, the NOPAT target was $108.0 million for our Engine business segment and $78.7 million for our Industrial business segment. The actual Fiscal 2008 NOPAT achieved was $114.3 million for our Engine business segment and $84.5 million for our Industrial business segment.

The diversity in management performance measure target is approved by the Committee and is based on a pre-established percentage increase in the diversity of our management workforce (a 1.5 to 2.5% increase based on the executive’s applicable segment of the workforce). The corporate goal of a 1.5% increase was not achieved for Fiscal 2008.

The overall annual cash incentive payment for Fiscal 2008 for each of our Named Executive Officers is set forth in the table below:

Named Executive Officer	Target Payment as a % of Base Salary	Target Award	Actual Award	Actual Award as a % of Base Salary
William Cook	80%	$560,000	$1,064,000	152%
Thomas VerHage	60%	$199,500	$341,922	103%
Lowell Schwab	60%	$202,800	$330,778	98%
Charles McMurray	60%	$169,500	$296,507	105%
Sandra Joppa	40%	$98,000	$167,962	69%

Executive officers may choose to defer up to 100% of their annual cash incentive into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Changes for Fiscal 2009. To better align our CEO’s annual cash incentive performance measures with those of the other executive officers, the Committee decided to add net sales and ROI performance measures to our CEO’s Fiscal 2009 performance measures. At the May 20, 2008 Committee meeting, the Committee approved the Annual Cash Incentive Awards for executive officers for Fiscal 2009 and approved the following changes to the CEO’s annual cash incentive financial performance measures:

Performance Measure	CEO
Earnings per Share (EPS)	70%
Net Sales	10%
Return on Investment (ROI)	15%
Diversity in Management	5%

The annual incentive payment opportunity at each level of performance for our Named Executive Officers for Fiscal 2009 is shown in the “Grants of Plan-Based Awards” table. The specific performance goals for the target level are considered to be challenging but achievable. For Fiscal 2009, the target goal for EPS is a 10% increase over the Fiscal 2008 record EPS of $2.12. The other financial performance measures and the percentage of the incentive based on these measures were approved by the Committee on May 20, 2008 using the same methodology applied in Fiscal 2008.

Executive officers may elect to receive a stock option grant in lieu of the cash bonus. If the executive makes this election, he/she will receive a stock option grant equal to four times the annual cash incentive award divided by the stock price as of the date of the grant. The exercise price of the option is the stock price on the date of the grant. For Fiscal 2008, no executive officers selected this option. Based on our executive compensation review, this alternative has been discontinued beginning in Fiscal 2009.

Long-Term Compensation Plan

The Long-Term Compensation Plan measures performance over a three-year period. The award is paid out at the end of the three-year period based on the attainment of pre-established performance goals. A new three-year performance cycle is established each year.

The purpose of our Long-Term Compensation Plan is to provide a long-term incentive for our executive officers which will reward them for the Company’s achievement of predetermined levels of long-term performance. The award is paid out in Company stock. The plan is consistent with the key objectives of our executive compensation program by:

•	Aligning our executive officers with the long-term interests of our shareholders by providing compensation in the form of Company stock

•	Emphasizing our pay-for-performance philosophy

•	Focusing leadership attention on delivering both business segment and overall Company performance

The Committee approves each incentive cycle award, including the performance objectives, the award matrix, and payout targets (the number of performance units) for each executive officer. The target number of performance units is based on a percentage (ranging from 40% to 80% depending on the executive officer’s position) of base salary divided by the twelve-month weighted average stock price as of the end of the fiscal year in which the annual grant is made.

Historically, the plan performance objectives are based on two metrics which the Committee believes are key to our long-term financial success: growth in net sales and after-tax ROI. These targets are set by the Committee prior to the beginning of the three-year cycle. The Company growth in net sales target for the cycle which ended July 31, 2008, was 10% annual growth in net sales. The Company average annual ROI for that cycle was 14%. Actual Company achievement for the cycle which ended July 31, 2008 for growth in net sales was 11.9% and for ROI was 17.6%.

Awards for corporate executive officers are based on overall Company growth in net sales and ROI. Awards for executive officers with business segment responsibility are based 50% on their business segment results for net sales and average annual ROI and 50% on overall Company results. As established by the Committee, business segments can have higher net sales and ROI target goals than the overall Company goals.

The potential payouts under the plan range from 0% to 275% of the target shares based on the predetermined levels of achievement over the three-year period in net sales growth and after-tax ROI. In addition, the Plan has an EPS consistency premium that increases the payout by 25% if the annual EPS increase in the three-year period is at least 5% each year.

For the performance cycle that ended July 31, 2008, the target shares and the actual share payout for the Named Executive Officers were:

Named Executive Officer	Target Shares	Actual Share Payout
William Cook	14,800	32,838
Thomas VerHage	5,800	12,869
Lowell Schwab	6,200	12,164
Charles McMurray	3,100	7,735
Sandra Joppa	2,600	15,864

To compensate an officer new to the plan, the first award is increased by 200% because no payment is made for the first two years of the incentive cycle. This award payout was Ms. Joppa’s first award; her actual share payout prior to the increase for the first award was 5,288 shares. Ms. Joppa’s actual award payout was also prorated based on her hire date of November 1, 2005.

An executive officer may elect to defer the Long-Term Compensation Plan payout into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Changes for Fiscal 2009. Based on the executive compensation review, overall, the Company’s long-term incentive arrangements are competitive and meet our objectives. The Committee, in its review of the specific provisions of the Long-Term Compensation Plan, decided that it was appropriate to remove the EPS consistency premium from future Plan awards. The Committee determined that the performance objectives of the Plan awards could be achieved without having a 5% EPS annual growth target over the three-year performance period and concluded that the removal of the consistency target of 5% brought the Plan into better alignment with the Company’s EPS target of a 10% increase over record and its overall performance objectives. The Committee decided that for the long-term compensation cycle that begins in Fiscal 2009, the EPS consistency premium is being removed from the Plan and the value of that premium will be added to the annual stock option grant.

In July 2008, the Committee approved the performance targets for the three-year cycle beginning in Fiscal 2009 and ending on July 31, 2011. The Company growth in net sales target for this three-year cycle is 10% annual growth in net sales. The Company average annual ROI target for this three-year cycle is 19%. The specific performance goals for the target level are considered by the Committee to be challenging but achievable. For the performance cycle beginning in Fiscal 2009, the long-term incentive payment opportunity at each level of performance for our Named Executive Officers is shown in the “Grants of Plan-Based Awards” table.

Stock Options

The Committee makes annual stock option awards to our executive officers. These awards are principally used to:

•	Align our executive’s interests with our shareholders

•	Attract, retain, and motivate key executive talent

Stock options have a ten-year term and the annual stock option grants for executive officers are immediately vested as of the date of the grant. The option price is the closing price on the date of the grant. On an annual basis, the Committee decides the number of options granted to our executive officers based on market data. For Fiscal 2008, the number of options granted was equal to a multiple of the officer’s base salary divided by the 12-month weighted average stock price. The multiplier is based on level as follows:

•	Three times base salary for the CEO

•	Two times base salary for Senior Vice Presidents

•	One times base salary for Vice Presidents

Stock option grants are made under the 2001 Master Stock Incentive Plan and all options are non-qualified stock options.

Stock options that are granted to an executive officer within the first five years of being named an officer have a reload provision. Given the Company’s high stock ownership requirements for our executive officers (see the Stock Ownership Requirements section of this Compensation Discussion and Analysis), the Committee believes the reload option helps our officers meet those requirements. This provision provides a new option grant to be established upon exercise of the original grant. Reload stock options are automatically granted under the terms of the original stock option agreement to which they relate and no further action of the Committee is required. The reload stock option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation. The option price of the reload option is equal to the market price of the stock on the date of exercise and will expire on the same date as the original option which was exercised. The new option does not have a reload provision.

Changes for 2008 and 2009. Previously, an executive officer could elect, prior to the year the option award was granted, to defer any gain on that stock option upon exercise into the Donaldson Company, Inc. Deferred Stock Option Gain Plan. Effective January 1, 2008, the Committee decided to amend the Donaldson Company, Inc. Deferred Stock Option Gain Plan to no longer allow executives to defer the gain on new option grants.

Also, as previously mentioned, the value of the removal of EPS consistency premium from the Long-Term Compensation Plan is being added to the annual stock option grant beginning with the grant that will be made in December 2008. The multipliers listed above are being increased from 1 to 3 times base salary to 1.35 to 3.7 times base salary, based on level.

Restricted Stock

Restricted stock awards are granted to executive officers in special circumstances. The Committee may grant a restricted stock award as part of hiring a new executive officer or as a retention vehicle for a current executive officer. Restricted stock grants generally have a five-year cliff vesting schedule. No restricted stock awards were granted during Fiscal 2008 to our Named Executive Officers. However, two of our Named Executive Officers previously received a restricted stock grant award as a new hire which remain outstanding. These grants are reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year-End Table. At the time the grant is awarded, an executive officer may elect to defer the restricted stock into the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan.

Changes for 2008. The Committee decided to amend the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan to no longer allow deferrals of restricted stock grants into the Plan.

Benefits

To ensure that we provide a competitive total compensation program which supports our efforts to attract and retain key executive leadership, Donaldson provides indirect compensation, such as health and welfare benefits and retirement benefits.

Health and Welfare Benefits. Our executive officers participate in the same health and welfare programs as all other U.S. salaried Donaldson employees.

Retirement Benefits. Our executive officers participate in the following retirement plans which are provided to most other U.S. salaried Donaldson employees:

•

Salaried Employees’ Pension Plan is a defined benefit pension plan which provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefit table for more information on this plan.

•

Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. Most of our U.S. employees are eligible to participate in this Plan. Participants can contribute on a pretax basis up to 25% of their total cash compensation, up to the Internal Revenue Service (IRS) annual deferral limits. The Company matches 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. An annual discretionary contribution may be made based on Company performance. All Company contributions are currently made in Donaldson stock and can be immediately moved into other funds within the Plan. Employees covered by a collective bargaining agreement are not eligible for company contributions.

Executive Benefits. In order to attract and retain key executive leadership, Donaldson also provides the following executive retirement plans and deferred compensation plans:

•	Excess Pension Plan

•	Deferred Compensation and 401(k) Excess Plan

•	Supplemental Executive Retirement Plan (SERP)

•	Deferred Stock Option Gain Plan

•	ESOP Restoration Plan (frozen plan)

For details on these plans, refer to the Pension Benefit table and narrative and the Non-qualified Deferred Compensation Table and narrative.

Changes for 2008 and 2009. Based on market data, the Committee decided to freeze the Deferred Stock Option Gain Plan to new deferral elections effective January 1, 2008. The Committee also decided to amend the Deferred Compensation and 401(k) Excess Plan to not allow participants to elect to defer restricted stock grants after January 1, 2008.

Also, the Committee directed Donaldson management to conduct a market review of our executive retirement program. Mercer, the Company’s actuary, was engaged to review the benefits provided under the executive retirement program as compared to the peer group. The results were presented to the Committee at the May 20, 2008 meeting.

Overall, the review showed that the retirement benefits provided through the Salaried Employees’ Pension Plan, the Retirement Savings and Employee Stock Ownership Plan, the Excess Pension Plan and the 401(k) Excess Plan provided adequate retirement benefits for our executives. The retirement benefits were benchmarked against a peer group in Mercer’s executive retirement database of 128 manufacturing companies with revenue between $1 billion and $3.5 billion. Those benefits were found to be at or above the median of the peer group. When the SERP was included, the benefits provided to our executives were at or near the 75th percentile of the peer group.

Therefore based on this review, the Committee decided to freeze the SERP to new participants. Effective January 1, 2008, no new participants will be allowed to enter the SERP.

Effective October 1, 2008, the Company match in the Retirement Savings and Employee Stock Ownership Plan will be invested 50% in Company stock and 50% in the investment elections the employees have chosen for their own pretax contributions. Also, the employees’ investment election in Company stock for their pretax contributions will be limited to 15%.

Perquisites

The Company provides our executive officers with perquisites that the Committee has approved as consistent with our overall compensation program and which assists us in attracting and retaining highly talented executives. Based on market data, the perquisites provided to our executive officers were determined to be competitive. The perquisites currently offered to all executive officers are:

•	Annual reimbursement for financial planning, legal, or tax services up to the following amounts:

o	$8,000 for the CEO

o	$6,000 for Senior Vice Presidents

o	$5,000 for Vice Presidents

•

A leased car with a fair market value of up to $39,000 for Senior Vice Presidents and $34,000 for Vice Presidents. The Committee approves the fair market value of the car leased by the CEO. During Fiscal 2008, the Committee approved a leased car for the CEO with a fair market value of $44,252. The Company pays all vehicle operation expenses.

•	An annual executive physical (having an approximate value of $5,000)

•	A social country club membership for our CEO with a value of $2,628 for Fiscal 2008

Changes for Fiscal 2009. The social country club membership for our CEO has been eliminated.

Change in Control Agreements

The Company has entered into a Change in Control Agreement (“CIC Agreement”) with each of our executive officers. Other than the CIC Agreements, we do not have any employment contracts with our Named Executive Officers. The Committee believes that our CIC Agreements assist us in retaining our executive leadership and are designed to enable our executive officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our shareholders.

The CIC Agreements were reviewed as part of the Towers Perrin review of our executive compensation program. As a result of this market review, the Committee decided to make changes to the CIC Agreements to bring the agreements in line with the current market trends and to a level of benefit that the Committee believes meets the purpose of the CIC Agreement as described above. For our Senior Vice Presidents and Vice Presidents, the new CIC Agreements provide a lower severance payout in the event of a qualifying termination following a change in control. Each executive officer, per the old agreement, was notified that the agreement would be terminated and they would be offered a new agreement effective August 1, 2008. Each executive officer has signed the new agreement. The following provisions are based on the CIC Agreement in effect during Fiscal 2008.

Upon a change in control, if the executive officer’s employment with the Company is terminated:

•	Within 24 months of the change in control without “cause,”

•	Within 24 months of the change in control, or under certain circumstances a potential change in control, by the executive officer for “good reason,”

•	For any reason during the one-month period commencing on the first anniversary of the change in control.

Under those circumstances outlined above, the CIC Agreements require the Company to pay or provide the following severance payments to the executive officer:

•	A cash lump sum equal to three times the sum of the executive officer’s base salary plus the executive officer’s target cash incentive from the Annual Cash Incentive Plan then in effect

•	Thirty-six months of additional coverage under our medical, dental, vision, life, accident, and disability plans

•	A cash lump sum equal to:

o	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less

o	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•

Whether or not an executive officer becomes entitled to severance payments under the CIC Agreement, a payment to reimburse the executive officer for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up

•	Outplacement services, suitable to the executive’s position, for up to three years

Under the Company’s non-qualified deferred compensation plans and the excess plans described above, the payment to the executive officer of his or her vested benefit is accelerated to be payable in the form of a lump sum immediately following change in control followed by a qualifying termination.

Changes to the CIC Agreement for Fiscal 2009. The new CIC Agreements which were effective August 1, 2008 have the following changes from the agreements in effect for Fiscal 2008:

•

The provision that allowed the officer to receive a payment under the CIC Agreement if he or she terminates employment for any reason during the one month period commencing on the first anniversary of the change in control has been removed from the CIC Agreement.

•

The cash lump sum payable to executive officers equal to three times the sum of the executive officer’s base salary plus the target cash incentive has been changed to a tiered approach based on level as follows:

o	CEO – three times base salary plus target annual incentive

o	Senior Vice Presidents – two times base salary plus target annual incentive

o	Vice Presidents – one times base salary plus target annual incentive

•

The payment to reimburse the executive officer for any excise taxes on change in control payments that are considered excess parachute payments under Section 280G of the Internal Revenue Code plus income and employment taxes on the tax gross-up has been removed for all executive officers except the CEO.

•

For executive officers, other than the CEO, a provision has been added to the CIC Agreement that will, in effect, reduce the payments in situations where the officer would otherwise be subject to an excise tax liability under Section 280G of the Internal Revenue Code. The CIC Agreement provides that the executive officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

STOCK OWNERSHIP REQUIRMENTS

The Committee believes that linking a significant portion of the executive’s personal holdings to the Company’s success, as reflected in the stock price, provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of Donaldson stock. The Committee has established stock ownership requirements (based on all shares of Company stock owned by an executive officer, including unvested restricted stock, but excluding unexercised stock options) for our executive officers as follows:

•	Ten times base salary for our CEO

•	Seven times base salary for Senior Vice Presidents

•	Five times base salary for Vice Presidents

In addition, officers must retain 25% of all the net shares they receive through all the plans from the Company in excess of their initial ownership target. New officers are expected to meet their ownership requirement within five years of being named an executive officer. All our executive officers who have been in officer roles at Donaldson for at least five years have met their ownership requirements.

Changes for 2008. The Committee changed the amount of shares required to be retained once the initial ownership requirements are met from what is described above to 25% of all net shares received from stock option exercises.

NAMED EXECUTIVE OFFICER COMPENSATION

The performance evaluation and determination of the base salary, annual incentive and equity compensation for our CEO, Mr. Cook, for 2008 were determined as described above in the “Compensation Process” section of this Compensation Discussion and Analysis. Effective January 1, 2008, Mr. Cook’s base salary remained at $700,000. Mr. Cook’s base salary is slightly under the 50th percentile of the peer group.

Mr. Cook earned an annual cash incentive for Fiscal 2008 of $1,064,000, which will be paid in October 2008. This amount was calculated as described above under the Annual Cash Incentive section. Mr. Cook’s annual cash incentive was based on an increase in EPS from $1.83 for Fiscal 2007 to $2.12 for Fiscal 2008 which is a 15.8% increase in EPS. This equated to a payout of 200% of the Target award. The diversity in management goal paid out at 0% of the target. Mr. Cook’s total annual cash incentive payout was 190% of the target award.

Mr. Cook received a Long-Term Compensation Plan award of 32,838 shares. This award was determined as described above under the Long-Term Compensation Plan section and was earned at 177.5% of the target plus the 25% increase for EPS growth. This award was earned based on a compound net sales growth for the three-year period of 11.9% and an average ROI over the three-year period of 17.6%.

Mr. Cook received an annual stock option grant on December 4, 2007 of 56,000 shares. This option grant is 100% vested and has a ten-year term. The option price was $46.00, which was the closing stock price on the grant date of December 4, 2007. The amount of the option grant was determined as described above in the “Stock Options” section.

The performance evaluation and determination of each of the other Named Executive Officers base salary, annual incentives, and equity compensation was determined as described above in the “Compensation Process” section. Each of the other Named Executive Officers is paid the same components of compensation as the CEO, and they are determined as described in the Compensation Discussion and Analysis.

TAX CONSIDERATIONS

The Committee monitors any changes in regulations when reviewing the various elements of our executive compensation program. Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next three highest paid officers (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement. Certain performance-based compensation is not subject to this deduction limitation.

The 1991 Master Stock Compensation Plan, now expired, and the 2001 Master Stock Incentive Plan were approved by stockholders in 1991 and 2001, respectively, and limit the number of shares under a stock option or the Long-Term Compensation Plan that can be granted in any one year to any one individual to further the policy of preserving the tax deduction for compensation paid to executives. At our November 2005 Annual Meeting, our shareholders approved the Qualified Performance-Based Compensation Plan (the Qualified Plan). Our Officer Annual Cash Incentive and our Long-Term Compensation Plans were adopted by the Committee as sub-plans of the Qualified Plan, subject to all the terms and limits of the Qualified Plan. The awards provided by these sub-plans are intended to qualify as qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. The Committee reviewed the potential consequences for the Company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in Fiscal 2008.

The Committee reserves the right, in appropriate circumstances and for the benefit of shareholders, to award compensation that may result in a loss of tax deductibility under Section 162(m).

The Committee designs and administers our equity compensation, our non-qualified deferred compensation and CIC Agreements to be in compliance with Section 409(A), the federal tax rules affecting non-qualified deferred compensation.

SUMMARY

Our executive compensation program provides incentives to attain strong financial performance and to ensure alignment with our shareholders’ interests. Following the review by Towers Perrin and the changes made to the executive compensation program, the Committee believes that our executive compensation program, with its strong emphasis on stock ownership and pay-for-performance, properly motivates our executive officers to produce strong returns for our shareholders and continue to create shareholder value.

SUMMARY COMPENSATION TABLE

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers who served in such capacities as of the end of the fiscal year (collectively, the Named Executive Officers, “NEOs”) for services rendered during the 2007 and 2008 fiscal years.

Name and Principal		Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)		Non-equity Incentive Plan Compen- sation(8)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings(10)		All Other Compen- sation(12)	Total
Position	Year	($)	($)	($)	($)		($)		($)		($)	($)
William Cook,
Chairman,
President and	2008	700,000	0	1,194,263	765,066		1,064,000		550,001		106,555	4,379,885
Chief Executive
Officer	2007	695,193	0	893,507	554,948		1,021,300		1,408,670		98,935	4,672,553

Thomas VerHage,
Vice President
and Chief	2008	327,404	0	547,236	52,468		341,922		129,372	(11)	55,427	1,453,829
Financial
Officer	2007	323,848	0	614,072	89,436	(6)	327,348		127,530	(11)	54,076	1,536,310

Lowell Schwab,
Senior
Vice President,	2008	333,924	0	414,446	222,738		330,778		93,456		54,334	1,449,676
Global
Operations	2007	336,597	0	344,241	182,449		301,014		237,329		43,478	1,445,108

Charles McMurray,
Senior
Vice President,	2008	277,404	0	295,828	89,504		296,507		94,790		39,710	1,093,743
Industrial
Products	2007	273,079	0	194,400	94,930		238,845	(9)	103,005		1,112	905,371

Sandra Joppa, (1)
Vice President,
Human
Resources	2008	238,886	0	415,860	55,675	(7)	167,962		26,355		33,250	937,988

_____________________

(1)	Ms. Joppa was not a NEO in Fiscal 2007, therefore her information is only provided for the current year.

(2)

NEOs are eligible to defer a portion of their base salary into the Deferred Compensation and 401(k) Excess Plan. Mr. VerHage deferred $210,834 for Fiscal 2008 and $193,155 for Fiscal 2007 of his base salary into the Plan, Mr. Schwab deferred $22,898 for Fiscal 2008 and $20,196 for Fiscal 2007 of his base salary into the Plan and Mr. McMurray deferred $27,740 for Fiscal 2008 and $16,616 for Fiscal 2007 of his base salary into the Plan. Participants can choose different investment alternatives. Mr. VerHage and Mr. McMurray chose to allocate their deferral to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2%. Mr. Schwab chose to allocate a portion of his deferral ($7,569) to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% and to allocate the remainder ($15,329) to mutual funds in a “rabbi” trust.

(3)	The Company did not provide a bonus during the year to any of our NEOs that was not performance-based.

(4)

This column reflects the compensation cost recognized by the Company for financial reporting purposes for the fiscal year of restricted stock grants and awards under our Long-Term Compensation Plan made under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. These stock awards are valued based on the grant date market value.

•

We did not make any new restricted stock grants in Fiscal 2008 or 2007 to our NEOs. Mr. VerHage currently has an unvested restricted stock grant of 18,000 shares which vests on March 9, 2009, and Ms. Joppa has an unvested restricted stock grant of 3,000 shares which vests on November 1, 2010. Dividends are paid on restricted stock and are reflected in the All Other Compensation Column. The value included in this column of Mr. VerHage’s grant is $101,538 for both Fiscal 2008 and 2007. The value included for Ms. Joppa’s grant included is $18,690 for Fiscal 2008. Mr. McMurray had a restricted stock grant of 4,000 shares that vested on March 19, 2007. The value included for Fiscal 2007 in this column for Mr. McMurray’s grant is $23,166.

•

This column also reflects the compensation cost for financial reporting purposes under SFAS 123(R) of the three Long-Term Compensation Plan incentive cycles that were active during Fiscal 2008: Cycle XVIII, which runs from August 1, 2005 - July 31, 2008: Cycle XIX, which runs from August 1, 2006 - July 31, 2009; and Cycle XX, which runs from August 1, 2007 - July 31, 2010. For Fiscal 2007 it includes the following active incentive cycles: Cycle XVII, which runs from August 1, 2004 - July 31, 2007: Cycle XVIII, which runs from August 1, 2005 - July 31, 2008; and Cycle XIX, which runs from August 1, 2006 - July 31, 2009.

(5)

This column represents the compensation costs for financial reporting purposes under SFAS 123(R) of stock option awards granted during the fiscal year under the Company’s 2001 Master Stock Incentive Plan. These amounts were calculated in accordance with SFAS 123(R) on the same basis as used for financial reporting purposes for the fiscal year. Refer to Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2008 for our policy and assumptions made in the valuation of share-based payments. The stock option grants for our NEOs were made on December 4, 2007 for Fiscal 2008 and December 5, 2006 for Fiscal 2007, the dates they were approved by the Committee. The grant price for those options was the closing market price of the stock on those dates.

This column also reflects compensation costs recognized by the Company for financial reporting purposes for the fiscal year of any stock option grants for our NEOs that are not yet fully vested (for grants made with three-year vesting). Ms. Joppa has an unvested stock option grant which fully vests on November 1, 2008 and has a value included in this column of $18,639. The value in this column for Mr. Cook includes $52,304 for Fiscal 2008 which relates to two reload options granted on September 6, 2007 and June 3, 2008. The Fiscal 2007 value for Mr. Cook includes $17,463 which relates to a reload option which was granted on September 12, 2006.

(6)

This represents the compensation costs recognized by the Company for Fiscal 2007 for financial reporting purposes under SFAS 123(R) for Mr. VerHage’s Fiscal 2007 option grant of 9,000 shares granted on December 5, 2006. It also includes the portion recognized for Fiscal 2007 of his March 9, 2004 new hire grant of 25,000 shares which became fully vested on March 9, 2007.

(7)

This represents the compensation costs recognized by the Company for Fiscal 2008 for financial reporting purposes under SFAS 123(R) of Ms. Joppa’s Fiscal 2008 option grant of 6,000 shares granted on December 4, 2007. It also includes the portion recognized for Fiscal 2008 of her November 1, 2005 new hire grant of 10,000 shares which fully vests on November 1, 2008.

(8)

This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis for the fiscal year. The Fiscal 2008 amount is expected to be paid by October 15, 2008 and the Fiscal 2007 amount was paid on October 15, 2007. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan. For Fiscal 2008 and 2007, the following deferrals of the annual cash incentive were made:

	Fiscal 2008	Fiscal 2007
Thomas VerHage	$341,922	$327,348
Charles McMurray	$29,651	$23,885

(9)

Mr. McMurray was promoted to Senior Vice President in September 2006 and effective November 2006, the Committee approved increasing his target percentage from 40% of base salary to 60% of base salary. His award for Fiscal 2007 was prorated with 25% based on the 40% target and 75% based on the 60% target.

(10)	This includes the annual change in the value of our NEOs pension benefits for the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

This column also includes the amounts for the dollar value of the interest accrued that is above the market interest rates determined under SEC rules for compensation deferred under the Deferred Compensation and 401(k) Excess Plan. The interest rate for the deferred compensation plan is set by the Committee at the ten-year Treasury Bond rate plus 2%.

The Fiscal 2008 amounts in Change in Pension Value and Non-Qualified Deferred Compensation Earnings column are as follows:

Name	Change in Pension Value	Above Market Interest	Total
William Cook	$531,465	$18,536	$550,001
Thomas VerHage	$112,317	$17,055	$129,372
Lowell Schwab	$93,079	$377	$93,456
Charles McMurray	$94,355	$435	$94,790
Sandra Joppa	$25,876	$479	$26,355

(11)

Includes the value of the SERP benefit for Mr. VerHage of $45,998 for Fiscal 2008 and $54,733 for Fiscal 2007. This amount reflects the Company’s hiring terms with Mr. VerHage to be eligible for the SERP benefit with five years of service.

(12)	The following components comprise the amounts in this column for Fiscal 2008:

Name	401(k) Contributions(a)	Life Insurance(b)	Financial Planning	Automobile	Restricted Stock Dividend	Club Dues	Total
William Cook	$82,365	$1,907	$7,830	$11,825	$0	$2,628	$106,555
Thomas VerHage	$29,176	$2,322	$5,000	$11,369	$7,560	$0	$55,427
Lowell Schwab	$32,683	$3,086	$1,954	$16,611	$0	$0	$54,334
Charles McMurray	$20,640	$1,907	$5,315	$11,848	$0	$0	$39,710
Sandra Joppa	$15,934	$499	$2,718	$12,839	$1,260	$0	$33,250

______________________

a.	Company match and discretionary contributions to the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401k Excess Plan

b.	The imputed income on the Company-provided basic life insurance in excess of $50,000

GRANTS OF PLAN-BASED AWARDS TABLE

This table provides information regarding each grant of an award made to our Named Executive Officers (NEOs) during Fiscal 2008. This includes the awards made under the following:

•	Annual Cash Incentive Plan which were approved by the Committee during Fiscal 2008 for Fiscal 2009

•	Long-Term Compensation Plan incentive cycle which was approved by the Committee during Fiscal 2008 and began August 1, 2008

•	Stock Options granted during Fiscal 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(5)
Name and Plan	Equity Award Grant Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum
William Cook
Annual Cash Incentive		$0	$560,000	$1,120,000
Long-Term Compensation Plan	7/25/2008				3,275	13,100	36,025					$575,483
	9/6/2007							14,881	(6)	$41.15	(6)	$22,182	(6)
Stock Options	12/4/2007							56,000	(4)	$46.00	(4)	$712,762
	6/3/2008							10,824	(7)	$50.89	(7)	$30,122	(7)

Thomas VerHage
Annual Cash Incentive		$0	$199,500	$399,000
Long-Term Compensation Plan	7/25/2008				1,175	4,700	12,925					$206,471
Stock Options	12/4/2007							8,500	(4) (8)	$46.00	(4)	$52,468

Lowell Schwab
Annual Cash Incentive		$0	$202,800	$405,600
Long-Term Compensation Plan	7/25/2008				1,175	4,700	12,925					$206,471
Stock Options	12/4/2007							17,500	(4)	$46.00	(4)	$222,738

Charles McMurray
Annual Cash Incentive		$0	$169,500	$339,000
Long-Term Compensation Plan	7/25/2008				1,000	4,000	11,000					$175,720
Stock Options	12/4/2007							14,500	(4) (8)	$46.00	(4)	$89,504

Sandra Joppa
Annual Cash Incentive		$0	$98,000	$196,000
Long-Term Compensation Plan	7/25/2008				575	2,300	6,325					$101,039
Stock Options	12/4/2007							6,000	(4) (8)	$46.00	(4)	$37,036

___________________

(1)

The Grant date for the Long-Term Compensation Plan is the date the award was approved by the Committee. These share amounts are reflected in the Estimated Future Payouts Under Equity Incentive Plan Awards columns. The Incentive Cycle runs from August 1, 2008 through July 31, 2011.

(2)

The Threshold, Target, and Maximum represent the range of payments for Fiscal 2009 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs current base salary. Per the Annual Cash Incentive Plan, the actual payouts for Fiscal 2009 will be based on the NEOs base salary in effect on February 1, 2009. Last year, the Annual Cash Incentive Plan Threshold, Target, and Maximum amounts disclosed in this table were the incentive approved by the Committee in Fiscal 2006 for Fiscal 2007. The Annual Cash Incentive Plan Threshold, Target, and Maximum amounts approved by the Committee in Fiscal 2007 for Fiscal 2008 were the same as the amounts listed above for Fiscal 2009. The actual payment under this Annual Cash Incentive Plan for Fiscal 2008 is reflected in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

(3)

The Threshold, Target, and Maximum represent the range of payments under the Long-Term Compensation Plan described in the Compensation Discussion and Analysis which are for the three-year cycle approved by the Committee during Fiscal 2008 and beginning August 1, 2008. The amounts in these columns reflect shares of stock. Last year, the Threshold, Target, and Maximum amounts that were disclosed were for the incentive cycle that was approved during Fiscal 2006 and began with Fiscal 2007. The Threshold, Target, and Maximum shares for each of our NEOs for the Long-Term Compensation Plan award incentive cycle that was approved by the Committee during Fiscal 2007 and began August 1, 2007 are as follows:

	Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Threshold	Target	Maximum
William Cook	3,900	15,600	42,900
Thomas VerHage	1,325	5,300	14,575
Lowell Schwab	1,375	5,500	15,125
Charles McMurray	1,125	4,500	12,375
Sandra Joppa	650	2,600	7,150

The actual award payout under the Long-Term Compensation Plan for this cycle which began August 1, 2007 will be increased by 25% if the EPS goal of 5% per year is achieved.

(4)

Annual Stock Options granted to our NEOs on December 4, 2007 as described in the Compensation Discussion and Analysis. These grants were approved by the Committee on the grant date. All options are granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant, December 4, 2007, and are immediately vested on the date of grant.

(5)

The grant date fair value of option awards represents the SFAS 123(R) Fair Market Value of these awards which were determined using the Black-Scholes option pricing model as detailed in Footnote H to the Consolidated Financial Statements in our Annual Report on Form 10-K for Fiscal 2008. The grant date fair value of the Long-Term Compensation Plan awards are calculated by multiplying the number of award shares at target level by $43.93, the closing price of our common stock on the NYSE on July 25, 2008, the date of grant.

(6)

This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options, which was granted on September 6, 2007 with a grant price of $41.15, the closing stock price on the date of the grant and was immediately vested. The reload option was approved by the Committee as part of the initial grant on December 19, 1997.

(7)

This is a reload option award, as described in the Compensation Discussion and Analysis under Stock Options, which was granted on June 3, 2008 with a grant price of $50.89, the closing stock price on the date of the grant and was immediately vested. The reload option was approved by the Committee as part of the initial grant on December 3, 1998.

(8)	These option awards have a reload provision as approved by the Committee and described in the Compensation Discussion and Analysis under Stock Options.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock or Units Held That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3)
William Cook	10,824	0	$50.8900	12/3/2008				19,500	(4)	$866,385
	43,000	0	$11.5000	12/6/2009				19,500	(5)	$866,385
	43,000	0	$12.9063	12/12/2010				13,100	(6)	$582,033
	8,206	0	$15.0550	8/6/2011
	43,000	0	$18.1900	12/3/2011
	43,000	0	$17.7800	12/5/2012
	38,000	0	$30.3800	12/5/2013
	75,000	0	$25.7500	5/19/2014
	53,500	0	$30.6900	12/7/2014
	53,000	0	$32.8000	12/16/2015
	54,500	0	$35.1000	12/5/2016
	56,000	0	$46.0000	12/4/2017
Thomas VerHage	25,000	0	$28.2050	3/9/2014	18,000	(1)	$799,740	7,000	(4)	$311,010
	9,000	0	$30.6900	12/7/2014				6,625	(5)	$294,349
	9,000	0	$32.8000	12/16/2015				4,700	(6)	$208,821
	9,000	0	$35.1000	12/5/2016
	8,500	0	$46.0000	12/4/2017
Lowell Schwab	29,456	0	$27.8250	12/12/2010				7,500	(4)	$333,225
	31,699	0	$32.5000	12/3/2011				6,875	(5)	$305,456
	31,404	0	$32.5000	12/5/2012				4,700	(6)	$208,821
	36,000	0	$30.3800	12/5/2013
	20,500	0	$30.6900	12/7/2014
	20,000	0	$32.8000	12/16/2015
	18,500	0	$35.1000	12/5/2016
	17,500	0	$46.0000	12/4/2017
Charles McMurray	6,000	0	$11.5000	12/6/2009				3,750	(4)	$166,613
	6,000	0	$12.9063	12/12/2010				5,625	(5)	$249,919
	7,000	0	$18.1900	12/3/2011				4,000	(6)	$177,720
	6,000	0	$17.7800	12/5/2012
	13,000	0	$30.3800	12/5/2013
	7,000	0	$30.6900	12/7/2014
	7,000	0	$32.8000	12/16/2015
	15,500	0	$35.1000	12/5/2016
	14,500	0	$46.0000	12/4/2017
Sandra Joppa	5,167	3,333	$31.1500	11/1/2015	3,000	(2)	$133,290	3,250	(4)	$144,398
	6,000	0	$35.1000	12/5/2016				3,250	(5)	$144,398
	6,000	0	$46.0000	12/4/2017				2,300	(6)	$102,189

_________________

(1)	Mr. VerHage’s restricted stock grant of 18,000 shares vests on March 9, 2009.

(2)	Ms. Joppa’s restricted stock grant of 3,000 shares vests on November 1, 2010.

(3)	The market value is calculated using the closing stock price on the NYSE at the end of Fiscal 2008.

(4)

This amount is the Target payout for the Long-Term Compensation Plan for the three-year incentive cycle ending July 31, 2009. The target amount has been increased by 25% to reflect the assumed achievement of 5% annual EPS increase for each of the three years during the period.

(5)

This is the Target payout for the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2010. The target amount has been increased by 25% to reflect the assumed achievement of 5% annual EPS increase for each of the three years during the period.

(6)	This is the Target payout for the Long-Term Compensation Plan for the three-year incentive period ending July 31, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
William Cook	52,000	(1)	$2,126,280	32,838		$1,339,790
	14,881		$69,197
	52,000	(2)	$1,549,922
Thomas VerHage	0		$0	12,869		$525,055
Lowell Schwab	30,692	(3)	$608,622	12,164		$496,291
Charles McMurray	7,000		$216,720	7,735	(4)	$315,588
	5,000		$148,281
Sandra Joppa	1,500		$27,480	15,864	(4)	$647,251

_____________________________

(1)	Mr. Cook elected to defer 100% of the shares acquired on exercise to the Deferred Stock Option Gain Plan. 41,176 shares were deferred into this non-qualified deferred compensation plan.

(2)	Mr. Cook elected to defer 100% of the shares acquired on exercise to the Deferred Stock Option Gain Plan. 37,119 shares were deferred into this non-qualified deferred compensation plan.

(3)	Mr. Schwab elected to defer 100% of the shares acquired on exercise to the Deferred Stock Option Gain Plan. 12,449 shares were deferred into this non-qualified deferred compensation plan.

(4)

Mr. McMurray and Ms. Joppa elected to defer 100% of their shares to the Deferred Compensation and 401(k) Excess Plan as described under the Retirement Plans and Deferred Compensation Plans in the Compensation Discussion and Analysis.

PENSION BENEFITS

The Company provides pension benefits to our executive officers through the following plans:

•	Salaried Employees’ Pension Plan

•	Excess Pension Plan

•	Supplemental Executive Retirement Plan

Salaried Employees’ Pension Plan

The Salaried Employees’ Pension Plan is a defined benefit plan that provides retirement benefits to our eligible employees through a cash balance benefit. Participants accumulate a benefit in a hypothetical account from interest credits and company contribution credits. The company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after five years of service. At retirement or termination, a participant who has a vested benefit can receive the benefit in the form of a lump sum or an actuarially equivalent annuity.

An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the Plan Year plus 1%. This is the Interest Crediting Rate. The minimum annual Interest Crediting Rate is 4.83%.

The company contribution credit consists of a basic company credit and an excess company credit. The basic company credit is equal to the basic company credit percentage (see table below) multiplied by a participant’s compensation during the plan year. The excess company credit is equal to the excess company credit percentage (see table below) multiplied by a participant’s compensation during the plan year which exceeds the social security taxable wage base. The compensation used in the calculation is total cash compensation paid during the plan year which is August 1–July 31.

Company contribution credits are credited to the account balance at the end of each plan year. The basic and excess company contribution credit percentages are based on a participant’s age plus years of service at the end of the plan year. As of July 31, 2008, the sum of age plus years of service for the Named Executive Officers was Mr. Cook, 82; Mr. VerHage, 59; Mr. Schwab, 87; Mr. McMurray, 82; and Ms. Joppa, 46.

The following are the company credit percentages:

	Company Credit Percentages
Age Plus Years of Service	Basic	Excess
Less than 40	3.0%	3.0%
40–49	4.0%	4.0%
50–59	5.0%	5.0%
60–69	6.5%	5.0%
70 or more	8.5%	5.0%

Changes for 2008. Under the Pension Protection Act, the vesting requirement for Cash Balance plans must change to three years. Therefore, effective August 1, 2008, a participant’s benefit will be 100% vested under the Salaried Employees’ Pension Plan after three years of service.

Excess Pension Plan

The Excess Pension Plan mirrors the Salaried Employee’s Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in annual installments of up to twenty years or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.

Supplemental Executive Retirement Plan (SERP)

The SERP is designed to guarantee our executive officers a minimum lump sum retirement benefit from all Company funded retirement programs (including any retirement benefits from a previous employer) equal to 30% of the participant’s average compensation (average of the three highest consecutive years) multiplied by years of service (maximum of 20 years). To determine if any portion of this benefit would be payable under the SERP, all Company provided retirement benefits from the Salaried Employees’ Pension Plan, the Excess Pension Plan, the Retirement Savings and Employee Stock Ownership Plan and the Deferred Compensation and 401(k) Excess Plan, plus any retirement benefits that are provided from a previous employer will offset the formula described above.

This benefit is payable at age 62 with ten years of service. Compensation in this plan is defined as base salary earned during the plan year plus the annual cash incentive earned during the plan year. A reduced benefit is available at age 55 with fifteen years of service. The benefit is reduced by 2% for each year the benefit precedes age 62. Mr. VerHage, per his hiring terms, is eligible for a benefit under the SERP after five years of service.

Changes for 2008. Based on a review of our executive retirement program conducted during Fiscal 2008, the Committee has decided to freeze this plan to new participants. Effective January 1, 2008, the SERP has been amended to not allow any future new participants to enter the plan. See the Compensation Discussion and Analysis for further details.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
William Cook	Salaried Employees’ Pension Plan	28	$511,329	$0
	Excess Pension Plan	28	$1,125,108	$0
	Supplemental Executive Retirement Plan(3)	28	$1,687,011	$0

Thomas VerHage	Salaried Employees’ Pension Plan	4	$22,420	$0
	Excess Pension Plan	4	$173,934	$0
	Supplemental Executive Retirement Plan(2) (3)	4	$142,276	$0

Lowell Schwab	Salaried Employees’ Pension Plan	28	$556,713	$0
	Excess Pension Plan	28	$655,536	$0
	Supplemental Executive Retirement Plan(3)	28	$426,082	$0

Charles McMurray	Salaried Employees’ Pension Plan	28	$447,623	$0
	Excess Pension Plan	28	$152,969	$0
	Supplemental Executive Retirement Plan(3)	28	$0	$0

Sandra Joppa	Salaried Employees’ Pension Plan	3	$25,997	$0
	Excess Pension Plan	3	$18,517	$0
	Supplemental Executive Retirement Plan(3)	3	$0	$0

____________________

(1)

The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the August 1, 2008 cash balance amounts to age 65 using a 5.5% interest credit rate and discounting it using a 6% interest rate.

The present value of the Supplemental Executive Retirement Plan was determined by projecting the cash balance plans to age 62 using a 5.5% interest rate and projecting 401(k) plans to age 62 using a 9.75% interest rate. This amount was then discounted using a 6% interest rate.

No pre-retirement mortality or termination rates were used.

The actual accrued balances as of the end of Fiscal 2008 were as follows:

Name	Salaried Employees’ Pension Plan	Excess Pension Plan
William Cook	$536,297	$1,180,047
Thomas VerHage *	$23,440	$181,853
Lowell Schwab	$570,480	$671,748
Charles McMurray	$470,221	$160,692
Sandra Joppa *	$28,756	$20,483

*

As of July 31, 2008, Mr. VerHage and Ms. Joppa are not vested in their benefits under either Plan. As mentioned in the narrative above, the vesting requirement under the Salaried Employees’ Pension Plan and the Excess Pension Plan is changing from five years to three years as of August 1, 2008. Therefore, as of August 1, 2008, Mr. VerHage and Ms. Joppa are vested in their benefits under both Plans.

____________________

(2)	Mr. VerHage is eligible for the Supplemental Executive Retirement Plan benefit after five years of service, per his hiring agreement.

(3)

To be eligible for a benefit under the Supplemental Executive Retirement Plan, a participant must be at least age 55 and meet the service requirements. As of the end of Fiscal 2008, only Mr. Schwab met that eligibility requirement for a benefit, if any, under this Plan.

NON-QUALIFIED DEFERRED COMPENSATION

The Company allows executive officers to defer compensation through the following plans:

•	Deferred Compensation and 401(k) Excess Plan

•	Deferred Stock Option Gain Plan (effective January 1, 2008, this Plan was frozen to new deferral elections)

Through the Deferred Compensation and 401(k) Excess Plan, the participants are eligible to defer the following:

•	Up to 75% of base salary

•	Up to 100% of Annual Cash Incentive

•	Up to 100% of the Long-Term Compensation Plan award

•	Up to 100% of a restricted stock grant (effective January 1, 2008, this option was discontinued)

•	Up to 25% of compensation in excess of the qualified plan compensation limits ($230,000 for 2008)

Any deferred cash (base salary and annual cash incentive) will receive a matching company contribution as described under the Retirement Savings and Employee Stock Ownership Plan in the Compensation Discussion and Analysis.

Participants have the following two investment alternatives for the deferrals of base salary and annual cash incentive:

•	Allocate the account to be credited with a rate of return equal to the ten-year Treasury Bond rate plus 2% (this rate is approved annually by the Committee); or

•	Allocate the account to one or more measurement funds. Several mutual fund investments are available. These amounts are funded through a non-qualified “rabbi” trust.

All stock deferrals (Long-Term Compensation Plan awards, Restricted Stock Grants and Stock Option Gains) remain in stock, are funded through a non-qualified “rabbi” trust, and are paid out in stock. These deferrals earn any quarterly dividends that may be paid on Donaldson stock.

The Company also sponsors the ESOP Restoration Plan, which is a non-qualified supplemental deferred compensation plan that was established on August 1, 1990 and is funded through a non-qualified “rabbi” trust. This plan provided benefits that were not payable under the Company’s Employee Stock Ownership Plan due to IRS limits on compensation. The Employee Stock Ownership Plan was a leveraged ESOP and contributions were made to the plan from August 1987 through July 1997. Currently, the only new contributions made to the ESOP Restoration Plan are for any quarterly dividend equivalents. These quarterly dividend equivalents are based on dividends paid on the Company’s Common Stock.

Payments are made under these plans in the form of a lump sum or annual installments of up to 20 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.

Changes for 2008. Prior to January 1, 2008, executive officers could elect to defer any gain on stock option exercises to the Deferred Stock Option Gain Plan. The deferral election had to be made in the year prior to the year the stock option grant was awarded. As described in the Compensation Discussion and Analysis, the Deferred Stock Option Gain Plan was amended effective January 1, 2008 to not allow any new deferral elections into that Plan. Also, the Deferred Compensation and 401(k) Excess Plan was amended to not allow any future deferral elections of restricted stock grants.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
William Cook	$3,583,042	$74,615	$317,252	$0	$13,860,760
Thomas VerHage	$1,794,571	$26,608	$144,900	$0	$3,435,780
Lowell Schwab	$1,089,810	$25,489	$71,008	$0	$2,537,930
Charles McMurray	$299,848	$14,220	$19,791	$0	$489,372
Sandra Joppa	$43,825	$7,828	$5,220	$0	$86,003

____________________

(1)	Includes amounts listed deferred into the non-qualified deferred compensation plans as follows:
•	Deferred Base Salary of $210,834 for Mr. VerHage, $22,898 for Mr. Schwab, and $27,740 for Mr. McMurray as reported in the Summary Compensation Table.

•	Deferred Annual Cash Incentive of $327,348 for Mr. VerHage, $23,885 for Mr. McMurray, and $37,891 for Ms. Joppa as reported in the Summary Compensation Table.

•

Deferred Stock Option Gain of $3,478,651 for Mr. Cook and $553,113 for Mr. Schwab. Shares of Donaldson stock are deferred into this plan. For this table, these shares are valued at the closing stock price at the end of Fiscal 2008.

•

Deferred Long-Term Compensation Plan awards of $1,256,389 for Mr. VerHage, $470,653 for Mr. Schwab, and $224,927 for Mr. McMurray. Shares of Donaldson stock are deferred into this plan. For this table, these shares are valued at the closing stock price at the end of Fiscal 2008.

•

401(k) Excess contributions of $104,391 for Mr. Cook, $43,146 for Mr. Schwab, $23,296 for Mr. McMurray, and $5,934 for Ms. Joppa as reported in All Other Compensation in the Summary Compensation Table.

(2)

This reflects the company match for deferred salary, deferred annual incentive, and 401(k) Excess contributions. It also reflects the discretionary company contributions on deferred salary, deferred annual incentive, and pay above IRS compensation limits.

(3)	Includes balances for our NEOs from the non-qualified deferred compensation plans as follows:

Name	Deferred Compensation and 401(k) Excess Plan Balance at FYE	Deferred Stock Option Gain Plan Balance at FYE	ESOP Restoration Plan Balance at FYE
William Cook	$8,001,486	$5,619,798	$239,476
Thomas VerHage	$3,435,780	$0	$0
Lowell Schwab	$1,694,171	$555,851	$287,908
Charles McMurray	$489,372	$0	$0
Sandra Joppa	$86,003	$0	$0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion and tables reflect the amount of compensation that would be paid to the Named Executive Officers in the event of termination of employment of the executive under several different termination scenarios.

Potential Payments upon Termination Absent a Change in Control

Retirement. Our executive officers are eligible for retirement at age 55 with five years of vesting service. As of the end of Fiscal 2008, Mr. Schwab was eligible for retirement.

Upon retirement, all outstanding non-vested stock options will continue to vest in accordance with the option schedule set forth in the applicable option agreement. There were no non-vested stock options as of fiscal year end for Mr. Schwab. In addition, all outstanding stock options will continue to remain outstanding and become exercisable for the remainder of their respective ten-year term (in accordance with the terms of the stock option plan document). Restricted stock grants that have not vested would be prorated at retirement. As of the end of Fiscal 2008, Mr. Schwab did not have a restricted stock grant.

In the event of retirement during the fiscal year, the executive officer would receive a prorated annual cash incentive for the period of the year when actively employed. If Mr. Schwab had retired at fiscal year end, he would have received his full annual cash incentive (as shown in the Summary Compensation Table).

For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a participant who retires receives a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. If Mr. Schwab had retired at fiscal year end, he would have received 1/3 of the award for the cycle which ends July 31, 2010 and 2/3 of the award for the cycle which ends July 31, 2009 (see amounts listed in the Outstanding Equity Awards at Fiscal Year End table).

Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment elections made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a retirement at the end of Fiscal 2008. If Mr. Schwab had retired at fiscal year end, a SERP benefit of $937,068 would have been payable to him in five annual installments beginning five years after his retirement (per his election).

Involuntary Termination. In the event of an involuntary termination not for cause, the Committee has the sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to a Named Executive Officer. We have no formal employment agreements with our executive officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S salaried employees, the Company pays severance equal to one week of base salary for each year of service, with a minimum of eight weeks for directors and above and a maximum of twenty-six weeks. We generally pay for continued coverage for elected medical and dental for a period of two months. If the Committee were to follow our Severance Plan, the following payments would be made to our Named Executive Officers if they had been involuntarily terminated at the end of Fiscal 2008:

Name	Severance	Benefit Continuation
William Cook	$350,000	$2,300
Thomas VerHage	$51,154	$2,300
Lowell Schwab	$169,000	$1,532
Charles McMurray	$141,250	$1,774
Sandra Joppa	$37,692	$216

Upon involuntary termination, all outstanding non-vested stock options will stop vesting and the unvested portion will be forfeited. Outstanding vested stock options must be exercised within one month of such termination. Restricted stock grants that have not vested would be forfeited.

The annual incentive would not be paid if the executive officer was not employed on the last day of the fiscal year. If the involuntary termination occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive would be payable to them. For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant will not receive any payment for those cycles.

Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a termination at the end of Fiscal 2008. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Schwab terminated at the end of the fiscal year, he would have received a SERP benefit of $937,068 which would have been payable in five annual installments beginning five years after his termination of employment (per his election). Since Mr. Cook, Mr. VerHage, Mr. McMurray and Ms. Joppa were either not age 55 or had not met the Plan’s service requirement at the end of Fiscal 2008, there would be no SERP benefit payable to them if they had terminated at the end of the fiscal year.

Death. In the event of the death of an executive officer, all outstanding non-vested stock options would continue to vest in accordance with the schedule set forth in the applicable option agreement. As of the end of Fiscal 2008, Ms. Joppa is the only Named Executive Officer with an unvested stock option. All outstanding vested stock options must be exercised by the officer’s named beneficiary within 36 months of the officer’s death (see Outstanding Equity Awards at Fiscal Year-End table).

Restricted stock grants that have not vested would be prorated at death, per the terms of the applicable restricted stock award agreement. As of the end of Fiscal 2008, Mr. VerHage and Ms. Joppa are the only Named Executive Officers with a restricted stock award. Mr. VerHage’s named beneficiary would have received 15,816 shares of his restricted stock grant had he died at fiscal year end and Ms. Joppa’s named beneficiary would have received 1,649 shares of her restricted stock grant had she died at fiscal year end.

In the event of death during the fiscal year, the executive officer’s beneficiary would receive a prorated annual cash incentive for the period of the year when actively employed. If a death occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive for each Named Executive Officer would be paid to his/her beneficiary.

For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), the participant’s beneficiary would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a death of our Named Executive Officers occurred at fiscal year end, their beneficiary would have received 1/3 of the long-term compensation cycle which ends on July 31, 2010 and 2/3 of the long-term compensation cycle which ends on July 31, 2009 (see the Outstanding Equity Awards at Fiscal Year End Table).

Upon the death of a Named Executive Officer, payments under our non-qualified deferred compensation plans and excess pension plan would be accelerated. A lump sum payment would be paid to the officer’s named beneficiary upon death. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum in the event of the death of a Named Executive Officer at the end of Fiscal 2008.

Under the SERP, if a participant dies after 15 years of service (five years of service for Mr. VerHage per his hiring agreement) and prior to age 62, their named beneficiary will receive a lump sum benefit from the Plan. If the Named Executive Officers had died at the end of Fiscal 2008, their beneficiaries would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$4,329,461
Thomas VerHage	$0
Lowell Schwab	$937,068
Charles McMurray	$946,455
Sandra Joppa	$0

Disability. In the event of the disability of an executive officer, all outstanding non-vested stock options continue to vest. As of the end of Fiscal 2008, Ms. Joppa is the only Named Executive Officer with a non-vested stock option. All outstanding vested stock options would have to be exercised within 36 months of disability (see the Outstanding Equity Awards at Fiscal Year-End table).

Restricted stock grants that have not vested would be prorated at disability, per the terms of the applicable restricted stock award agreement. Mr. VerHage and Ms. Joppa, the only Named Executive Officers with a restricted stock award, would have received 15,816 shares and 1,649 shares, respectively, of their restricted stock grant had he or she become disabled at fiscal year end.

Upon the occurrence of a disability, each executive officer who participates in our long-term disability program, will receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death under our current insurance policies (the portion of compensation up to $200,000 is fully insured and payable by our insurance company and the portion of compensation in excess of $200,000 is self insured and payable by the company.) Had our Named Executive Officers become disabled at fiscal year end, they would have received annual disability benefits as follows:

	Annual Disability Benefit
Name	Fully Insured Portion	Self Insured Portion
William Cook	$120,000	$912,780
Thomas VerHage	$120,000	$272,562
Lowell Schwab	$120,000	$260,732
Charles McMurray	$120,000	$189,461
Sandra Joppa	$120,000	$113,924

In the event of the disability during the fiscal year, the executive officer would receive a prorated annual cash incentive for the period of the year when actively employed per the terms of the plan. If a disability had occurred at fiscal year end for each of our Named Executive Officers, the amount listed in the Summary Compensation Table for the annual cash incentive would be paid to them.

For any Long-Term Compensation Plan awards that are not vested (i.e., they are still within the three-year incentive cycle), a disabled participant would receive a prorated payment at the end of the three-year incentive cycle based on the portion of the period during which the participant was actively employed. Had a disability of our Named Executive Officers occurred at fiscal year end, they would have received 1/3 of the long-term compensation cycle which ends on July 31, 2010 and 2/3 of the long-term compensation cycle which ends on July 31, 2009 (see the Outstanding Equity Awards at Fiscal Year-End Table).

In the event of a qualifying disability, payments under our non-qualified deferred compensation plans and Excess Pension Plan would be accelerated. A lump sum payment would be paid at disability. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable as a lump sum in the event of the disability of a Named Executive Officer at the end of Fiscal 2008.

Under the SERP, if a participant becomes disabled after 15 years of service (five years of service for Mr. VerHage per his hiring agreement) and prior to age 62, they will receive a lump sum benefit from the Plan. If the Named Executive Officers had become disabled at the end of Fiscal 2008, they would have received the following lump sum from the plan:

Name	SERP Benefit
William Cook	$4,329,461
Thomas VerHage	$0
Lowell Schwab	$937,068
Charles McMurray	$946,455
Sandra Joppa	$0

Voluntary Termination and Termination for Cause. A Named Executive Officer is not entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment prior to being eligible for retirement or upon his termination by the Company for cause.

Payments under our Non-Qualified Deferred Compensation Plans and Excess Pension Plan would be paid according to the payment election made by the Named Executive Officer. The amounts reflected in the Non-Qualified Deferred Compensation Table and the Pension Benefits Table would have been payable according to the officer’s payment elections in the event of a termination at the end of Fiscal 2008. Under the SERP, a participant must be at least age 55 and meet the service requirement at termination of employment to be eligible to receive a benefit from the Plan. Had Mr. Schwab terminated at the end of the fiscal year, he would have received a SERP benefit of $937,068 payable in five annual installments beginning five years after his termination of employment. Since, Mr. Cook, Mr. VerHage, Mr. McMurray and Ms. Joppa were either not age 55 or had not met the Plan’s service requirement at the end of Fiscal 2008, there would be no SERP benefit payable to them if they had terminated at the end of the fiscal year.

Potential Payments and Benefits upon Termination Following or in Connection with a Change in Control

Upon the occurrence of a “change in control,” as generally defined below, whether or not there is a qualifying termination of employment:

•

All outstanding unvested stock options will immediately vest and become exercisable. As of the end of Fiscal 2008, Ms. Joppa is the only Named Executive Officer with an outstanding unvested stock option. See the Outstanding Equity Awards at Fiscal Year-End Table.

•

All shares of restricted stock will immediately vest and become unrestricted. As of the end of Fiscal 2008, Mr. VerHage and Ms. Joppa are the only Named Executive Officers with unvested restricted stock. See the Outstanding Equity Awards at Fiscal Year End Table.

•

Any Long-Term Compensation Plan incentive cycles would immediately vest and be paid out in a lump sum equal to the target incentive multiplied by the applicable EPS multiplier. See the Outstanding Equity Awards at Fiscal Year-End Table.

•

Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest upon a change in control. As of the end of Fiscal 2008, Mr. VerHage and Ms. Joppa are the only Named Executive Officers who are not vested in the Salaried Employees’ Pension Plan

We have also entered into Change in Control Agreements (“CIC Agreements”) with each of the Named Executive Officers. Generally, a change in control includes the occurrence of any of the following events or circumstances:

(a)	The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan

(b)	Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction shareholders retain at least 60% ownership of the surviving entity

(c)

A change in the Board of Directors composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Agreements specify the circumstances under which a director is deemed to have been elected in a contested fashion

(d)

Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction shareholders retain at least 60% ownership of the surviving entity

The CIC Agreements provide that upon a qualifying termination of employment in connection with a change in control (see the Compensation Discussion and Analysis under the Change in Control Agreements for more information on a qualifying termination), in addition to the accelerated vesting of stock options and restricted stock and the Long-Term Compensation Plan described above, each executive officer will receive severance payments equal to:

•	A lump sum severance payment, in cash, equal to three times the sum of the executive officer’s base salary at termination and the then applicable target annual cash incentive

•	A lump sum of additional pension benefits equal to:

o	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less

o	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

•	36 months of continued health, life, disability, and accident benefits

•	Outplacement services suitable to the executive’s position for a period of three years or until the first acceptance of an employment offer if earlier than three years

•

Whether or not a Named Executive Officer becomes entitled to severance payments under the CIC Agreement, an amount equal to the excise taxes and income and employment taxes charged, if any, to the Named Executive Officer as a result of any change in control payments

Based on the executive compensation review by Towers Perrin, the Committee and the Board of Directors decided to make changes to the CIC Agreements effective August 1, 2008. Each of the Named Executive Officers signed a new CIC Agreement (see the Compensation Discussion and Analysis for details on the changes).

This table reflects the additional amounts per our CIC Agreements in effect for Fiscal 2008 and the new CIC Agreements in effect for Fiscal 2009 if a Change in Control had occurred and the officer had a qualifying termination of employment effective July 31, 2008. The table also shows the accelerated vesting of stock options, restricted stock, Long-Term Compensation Plan awards, and retirement plan benefits that would be paid to our Named Executive Officers if a Change in Control had occurred and the officer had a qualifying termination of employment effective July 31, 2008:

Name and CIC Agreement	Cash Severance(1)	Equity(2)	Retirement Program Payments(3)	Benefit Continuation(4)	Outplacement(5)	Excise Tax Gross-Up	Total
William Cook
Fiscal 2008	$3,780,000	$586,430	$5,805,887	$34,163	$75,000	$2,330,955	$12,612,435
Fiscal 2009	$3,780,000	$586,430	$5,805,887	$34,163	$75,000	$2,330,955	$12,612,435

Thomas VerHage
Fiscal 2008	$1,622,400	$1,016,855	$1,204,362	$34,163	$75,000	$1,396,879	$5,349,659
Fiscal 2009	$540,800	$1,016,855	$1,204,362	$34,163	$75,000	$0	$2,871,180

Lowell Schwab
Fiscal 2008	$1,596,000	$216,152	$258,621	$23,939	$75,000	$0	$2,169,712
Fiscal 2009	$1,064,000	$216,152	$258,621	$23,939	$75,000	$0	$1,637,712

Charles McMurray
Fiscal 2008	$1,356,000	$140,969	$1,619,497	$27,251	$75,000	$911,955	$4,130,672
Fiscal 2009	$904,000	$140,969	$1,619,497	$27,251	$75,000	$0	$2,766,717

Sandra Joppa
Fiscal 2008	$1,029,000	$279,602	$144,191	$6,047	$75,000	$574,413	$2,108,253
Fiscal 2009	$343,000	$279,602	$144,191	$6,047	$75,000	$0	$847,840

(1)

Under the Fiscal 2008 CIC Agreement, this amount is a lump sum payable equal to three times base salary plus the annual incentive at target. Under the Fiscal 2009 CIC Agreement, this amount is a lump sum equal to:

•	Three times base salary plus the annual incentive at target for Mr. Cook

•	Two times base salary plus the annual incentive at target for Mr. Schwab and Mr. McMurray

•	One times base salary plus the annual incentive at target for Mr. VerHage and Ms. Joppa

(2)

This amount represents the accelerated vesting of the two Long-Term Compensation Plan cycles that are in process as of July 31, 2008 and assumes payment at target with the 25% increase for EPS achievement. This amount also represents the accelerated vesting of the unvested Restricted Stock grant at the closing stock price at the end of the fiscal year for Mr. VerHage and Ms. Joppa and the value of the accelerated vesting of one unvested stock option for Ms. Joppa.

(3)	This amount represents the lump sum value of additional pension benefits equal to:
•	The value of the benefit under each pension plan assuming the benefit is fully vested and the executive had three additional years of benefit accrual; less

•	The value of the vested benefit accrued under the Salaried Employees’ Pension Plan, the Excess Pension Plan, and the Supplemental Executive Retirement Plan

This also includes the value of unvested benefits that will become vested upon a change in control under our Salaried Employees’ Pension Plan.

(4)	This amount represents the value of benefit continuation for three years based on our current premium levels.

(5)	This amount is based on the assumption that the Named Executive Officer would utilize $25,000 per year in outplacement services for the full three years.

Under the new CIC Agreement, for executive officers, other than the CEO, a provision has been added to the CIC Agreement that could reduce the payments in situations where the officer would otherwise be subject to the excise tax liability under Section 208G of the Internal Revenue Code. The amounts in the table above shown for the Fiscal 2009 CIC Agreement do not reflect any reductions that might be made.

With a Change in Control followed by a termination within 24 months, any payments under the Non-Qualified Deferred Compensation Plans described in the Compensation Discussion and Analysis and the narrative before the Non-Qualified Deferred Compensation Table would become immediately payable to the participant in the form of a lump sum.

With a Change in Control followed by a termination within 24 months, any payments under the Excess Pension Plan and SERP described in the Compensation Discussion and Analysis and the narrative before the Pension Table would also become immediately payable to the participant in the form of a lump sum. Under the Salaried Employees’ Pension Plan and the Excess Pension Plan, upon a change in control any accrued benefits become immediately vested. As of the end of Fiscal 2008, all Named Executive Officers are 100% vested under these plans with the exception of Mr. VerHage and Ms. Joppa. The value of Mr. VerHage’s and Ms. Joppa’s accrued benefit under these plans at the end of Fiscal 2008 is reflected in the Retirement Program Benefits in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based on a review of copies of such forms and representations furnished to the Company during Fiscal 2008, all Section 16(a) filing requirements applicable to the Company’s directors and executive officers were satisfied except that:

•

We filed Form 4 filings on February 7, 2008 on behalf of all of our Section 16 reporting officers, to report a regular employee benefit contribution into the Company’s 401(k) Excess Plan on January 24, 2008. The filing was made 10 business days after the transaction date due to a delay in our third party plan administrator confirming the amount of shares acquired by each individual officer. The officers with a late filing are William M. Cook, Sandra N. Joppa, Norman C. Linnell, Charles J. McMurray, Mary Lynne Perushek, Lowell F. Schwab, Jim F. Shaw, David W. Timm, William I. Vann, Thomas R. VerHage, and Jay L. Ward.

•

We filed an amended Form 3 on behalf of Jay Ward reporting his direct holding of an additional 527 shares held in the Company’s employee stock purchase plan that were omitted from his Form 3 filed on December 7, 2006.

By Order of the Board of Directors

Norman C. Linnell Secretary

October 7, 2008

Donaldson Company, Inc. Annual Meeting of Stockholders

Friday, November 21, 2008, at 1:00 p.m.

Held at the Corporate Offices

of Donaldson Company, Inc., Campus West

2001 West 94th Street

Minneapolis, Minnesota

DONALDSON COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 21, 2008

1:00 p.m., Local Time

Donaldson Company, Inc. Campus West

2001 West 94th Street

Minneapolis, Minnesota

Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 21, 2008: The Notice, Proxy Statement, and Annual Report and Form 10-K combo are available at www.proxyvote.com.

Donaldson Company, Inc.	Proxy

The undersigned appoints WILLIAM M. COOK, NORMAN C. LINNELL and AMY C. BECKER, and each of them, as Proxies, each with the power to appoint a substitute, to represent and vote, as designated on the reverse side, all shares of the undersigned at the 2008 Annual Meeting of Stockholders of Donaldson Company, Inc. at Donaldson Company, Inc. Campus West, 2001 West 94th Street, Minneapolis, Minnesota, at 1:00 p.m., Local Time, on Friday, November 21, 2008, and at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, DONALDSON COMPANY, INC.

Address Changes/Comments: ___________________________________________________________________ ___________________________________________________________________________________________
(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued, and to be signed and dated on other side)

DONALDSON COMPANY, INC. P.O. BOX 1299 MINNEAPOLIS, MN 55440-1299

PLEASE VOTE PROMPTLY

If you vote by Phone or Internet, please do not mail your Proxy Card

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. (Eastern time) on November 20, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (Eastern time) on November 20, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Donaldson Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Donaldson Company, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	DONCO1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

DONALDSON COMPANY, INC. The Board of Directors recommends votes FOR:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
		☐	☐	☐
Vote on Directors
1.	Election of directors:
Nominees: 01 F. Guillaume Bastiaens 02 Janet M. Dolan 03 Jeffrey Noddle

Vote on Proposal	For	Against	Abstain

2.

Ratify the appointment of PricewaterhouseCoopers LLP as Donaldson Company, Inc’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending
July 31, 2009.

	☐	☐	☐

PLEASE DATE AND SIGN BELOW exactly as name appears on this proxy, indicating, if appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please indicate if you would like to keep your vote confidential under the current policy.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date